UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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☒  Definitive Proxy Statement
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☐  Soliciting Material Pursuant to §240.14a-12

DRESSER-RAND GROUP INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dresser-Rand Group Inc.
West8 Tower, Suite 1000
10205 Westheimer Road
Houston, Texas 77042
Tel: 713-973-5356
Fax: 713-973-5323
www.dresser-rand.com

TO THE STOCKHOLDERS OF DRESSER-RAND GROUP INC.

This year’s Annual Meeting of Stockholders of Dresser-Rand Group Inc. (“DRC”) will be held at 9:30 a.m. (CDT), Tuesday, May 12, 2009, at the offices of DRC located at West8 Tower, Suite 1000, 10205 Westheimer Road, Houston, Texas, 77042.

In addition to acting on the matters outlined in the enclosed Proxy Statement, there will be a brief presentation on DRC’s business.

We hope that you attend the Annual Meeting personally and we look forward to seeing you. Whether or not you expect to attend in person, your voting as soon as possible would be greatly appreciated and will ensure that your shares will be represented at the Annual Meeting. If you do attend the Annual Meeting, you may revoke your proxy should you wish to vote in person.

On behalf of the Directors and management of Dresser-Rand Group Inc., we would like to thank you for your continued support and confidence in DRC.

Sincerely yours,

William E. Macaulay
Chairman of the Board

DRESSER-RAND GROUP INC.
West8 Tower, Suite 1000
10205 Westheimer Road
Houston, Texas 77042

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS
AND PROXY STATEMENT
To Be Held
May 12, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDERS MEETING TO BE HELD ON MAY 12, 2009

Dresser-Rand Group Inc.’s Notice of Annual Meeting and Proxy Statement, Annual Report and other proxy materials are available at www.proxyvote.com.

To the Stockholders of Dresser-Rand Group Inc.:

NOTICE IS HEREBY GIVEN that the 2009 Annual Meeting of Stockholders of Dresser-Rand Group Inc. (“DRC,” the “Company,” “Dresser-Rand,” “we” or “our”) will be held at 9:30 a.m. (CDT) on Tuesday, May 12, 2009, at the offices of the Company located at West8 Tower, Suite 1000, 10205 Westheimer Road, Houston, Texas, 77042 (the “Annual Meeting”).

At the Annual Meeting, we will ask stockholders to:

1. Elect eight Directors to serve until the next annual meeting of stockholders and until their successors have been duly elected and qualified; and

2. Ratify the appointment of PricewaterhouseCoopers LLP as DRC’s Independent Registered Public Accountants; and

3. Consider any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof.

We plan to hold a brief business meeting focused on these items and we will attend to any other proper business that may arise. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF PROPOSALS 1 and 2. The proposals are further described in the proxy statement.

Only DRC Stockholders of record at the close of business on March 18, 2008, are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement of the Annual Meeting. For ten (10) days prior to the Annual Meeting, a list of stockholders entitled to vote will be available for inspection at DRC’s corporate offices located at West8 Tower, Suite 1000, 10205 Westheimer Road, Houston, Texas, 77042.

By order of the Board of Directors,

Mark F. Mai
Vice President, General Counsel and Secretary

YOUR VOTE IS IMPORTANT

WE URGE YOU TO VOTE PROMPTLY EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING. YOUR PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED AT THE 2009 ANNUAL MEETING.

i

PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS OF

DRESSER-RAND GROUP INC. TO BE HELD ON

MAY 12, 2009

GENERAL INFORMATION ABOUT DRC’S ANNUAL MEETING

Dresser-Rand Group Inc. (“DRC,” “Dresser-Rand,” the “Company,” “we” or “our”) is providing this proxy statement to stockholders entitled to vote at the 2009 Annual Meeting (the “Annual Meeting”) of DRC as part of a solicitation by the Board of Directors for use at the Annual Meeting and at any adjournment or postponement that may take place. The Annual Meeting will be held on Tuesday, May 12, 2009, at 9:30 a.m. (CDT) at the offices of the Company located at West8 Tower, Suite 1000, 10205 Westheimer Road, Houston, Texas 77042.

We are taking advantage of Securities and Exchange Commission (“SEC”) rules that allow us to deliver proxy materials to our stockholders on the Internet. Under these rules, we are sending our stockholders a one-page notice regarding the Internet availability of proxy materials instead of a full set of proxy materials. Our stockholders will not receive printed copies of the proxy materials unless specifically requested. Instead, the one-page notice that our stockholders receive will tell them how to access and review on the Internet all of the important information contained in the proxy materials. This notice also tells our stockholders how to submit their proxy card on the Internet and how to request to receive a printed copy of our proxy materials. We expect to provide notice and electronic delivery of this proxy statement to such stockholders on or about March 30, 2009.

Who is entitled to vote at the Annual Meeting?

Anyone who owns of record DRC common stock as of the close of business on March 18, 2009, is entitled to one vote per share owned. We refer to that date as the Record Date. There were 82,416,689 shares outstanding on the Record Date.

Who is soliciting my proxy to vote my shares?

DRC’s Board of Directors (the “Board”) is soliciting your “proxy,” or your authorization for our representatives to vote your shares. Your proxy will be effective for the May 12, 2009, Annual Meeting and at any adjournment or continuation of that meeting.

Who is paying for and what is the cost of soliciting proxies?

DRC is bearing the entire cost of soliciting proxies. We have not hired a solicitation firm to assist us in the solicitation of proxies, but we reserve the right to do so. Proxies will be solicited both through the mail and Internet, but also may be solicited personally or by telephone, facsimile, email or special letter by DRC’s directors, officers, and employees for no additional compensation. DRC will reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending our proxy materials to their customers or principals who are the beneficial owners of shares of DRC common stock.

What constitutes a quorum?

For business to be conducted at the Annual Meeting, a quorum constituting a majority of the shares of DRC common stock issued and outstanding and entitled to vote must be in attendance or represented by proxy.

BOARD RECOMMENDATIONS AND APPROVAL REQUIREMENTS

Delaware law and DRC’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws govern the vote on each proposal. The Board’s recommendation is set forth together with the description of each item in this proxy statement. In summary, the Board’s recommendations and approval requirements are:

PROPOSAL 1.  ELECTION OF DIRECTORS.

The first proposal to be voted on is the election of eight Directors. The Board has nominated eight people as Directors, each of whom currently is serving as a Director of DRC.

You may find information about these nominees beginning on Page 5.

You may vote in favor of all the nominees, withhold your votes as to all nominees, or withhold your votes as to specific nominees. Assuming a quorum, each share of common stock is entitled to cast one vote on each of the eight nominees for Director. Directors are elected by a plurality of the votes cast. Stockholders may not cumulate their votes. Withheld votes will have no effect on the outcome of the vote.

The Board of Directors unanimously recommends a vote FOR each Director nominee.

PROPOSAL 2.  RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS, PRICEWATERHOUSECOOPERS LLP FOR 2009.

The second proposal to be voted on is to ratify the appointment of PricewaterhouseCoopers LLP as DRC’s Independent Registered Public Accountants for 2009.

You may find information about this proposal beginning on Page 7.

You may vote in favor of the proposal, vote against the proposal, or abstain from voting. Assuming a quorum, the proposal will pass if approved by a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter. Abstentions will have the same effect as votes against the proposal and broker non-votes will have no effect on the outcome of the vote.

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accountants for 2009.

OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

The Board is not aware of any other business to be presented for a vote of the stockholders at the Annual Meeting. If any other matters are properly presented for a vote, the people named as proxies will have discretionary authority, to the extent permitted by law, to vote on such matters according to their best judgment.

The chairman of the Annual Meeting may refuse to allow presentation of a proposal or nominee for the Board if the proposal or nominee was not properly submitted. The requirements for submitting proposals and nominations for next year’s meeting are described below under the heading “Stockholder Proposals for the 2010 Annual Meeting.”

VOTING AND PROXY PROCEDURE

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

We are taking advantage of SEC rules that allow us to deliver our proxy materials on the Internet to our stockholders. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders. This notice includes instructions on how to access the proxy materials on the Internet and how to request to receive a printed set of our proxy materials. In addition, our stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

How do I obtain electronic access to the proxy materials?

The Notice of Internet Availability of Proxy Materials you received includes instructions on how to:

•	View the proxy materials for the Annual Meeting on the Internet;

•	Vote on the Internet or in person; and

•	Request a copy of proxy materials by the Internet, telephone or email.

In addition to www.proxyvote.com, our proxy materials are also available on the Internet at www.dresser-rand.com using the Investor Relations link.

What are the voting rights of holders of DRC common stock?

Each outstanding share of DRC common stock on the Record Date will be entitled to one vote on each matter considered at the meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. There are some important distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered in your name with our transfer agent, BNY Mellon Shareowner Services, you are the stockholder of record for those shares. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting.

Beneficial Owner

If your shares are held in a stock brokerage account, by a bank or other nominee (commonly referred to as being held in “street name”), you are the beneficial owner of those shares. Your broker, bank or nominee is the stockholder of record and therefore has forwarded proxy-related materials to you as the beneficial owner. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares and also are invited to attend the meeting. If your shares were issued pursuant to the Company’s 2005 Stock Incentive Plan, 2005 Directors Stock Incentive Plan, or 2008 Stock Incentive Plan and remain subject to a risk of forfeiture, you may grant your voting proxy directly to us. However, since beneficial owners are not the stockholder of record, you may not vote your shares in person at the meeting unless you obtain a signed proxy from your broker, bank or nominee giving you the right to vote the shares.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials?

It means that you have multiple accounts at the transfer agent or with stockbrokers or other nominees. Follow the instructions on each notice to ensure that all of your shares are voted.

How do I vote?

You may vote by Internet, mail or in person.

1. BY INTERNET.  You can vote on the Internet by following the instructions provided in the one-page Notice of Internet Availability of Proxy Materials. Your vote by Internet must be properly transmitted not later than 11:59 p.m. (EDT) on May 11, 2009, to be effective.

2. BY MAIL.  If you request to receive a printed set of our proxy materials by mail, you can vote by mail. The Board recommends that you vote by proxy even if you plan on attending the meeting. Mark your voting instructions on, and sign and date, the proxy card and then return it in the postage-paid envelope provided. If you mail your proxy card, we must receive it in accordance with the instructions that will be included in the proxy materials delivered to you by mail.

3. BY TELEPHONE.  You can vote by telephone by following the instructions provided in the one-page Notice of Internet Availability of Proxy Materials. Your telephonic vote must be completed not later than 11:59 p.m. (EDT) on May 11, 2009, to be effective.

3. IN PERSON.  If you are a stockholder of record, you may vote in person at the meeting. “Street name” or nominee account stockholders who wish to vote at the meeting will need to obtain a signed proxy form from the institution that holds their shares of record giving such owners the right to vote the shares at the meeting. Any shareholder wishing to attend the meeting will need to present valid photo identification to the building receptionist and to the Company receptionist.

How do I revoke my proxy or change my voting instructions?

You can change your vote or revoke your proxy at any time before the final vote at the meeting. You can do this by casting a later proxy through any of the available methods described in the question and answer immediately above. If you are a stockholder of record, you also can revoke your proxy by delivering a written notice of your revocation to our Corporate Secretary, Mark F. Mai, at our principal executive office at West8 Tower, Suite 1000, 10205 Westheimer Road, Houston, Texas, 77042. If you are a beneficial owner, you can revoke your proxy by following the instructions sent to you by your broker, bank or other nominee.

How will proxies be voted if I give my authorization?

The Board has selected Vincent R. Volpe Jr., Mark E. Baldwin and Mark F. Mai to act as proxies. All properly submitted proxies will be voted in accordance with the directions given. If you properly submit a proxy with no further instructions, your shares will be voted in accordance with the recommendations of the Board (FOR all Director nominees named in this proxy statement and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2009). Management knows of no other matters that may come before the Annual Meeting for consideration by the stockholders. However, if any other matter properly comes before the Annual Meeting, the persons named as proxy holders, or their nominees or substitutes, will vote upon such matters in accordance with the recommendation of the Board, or in the absence of such a recommendation, in accordance with the judgment of the proxy holders, in either case to the extent permitted by law.

What is the voting requirement to approve each of the matters?

Directors will be elected by a plurality of the votes cast. This means that the nominees with the most votes will be elected.

For the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for 2009, approval requires the affirmative vote of stockholders holding a majority of those shares present (in person or by proxy) and entitled to vote on the matter. If you are a beneficial owner and do not provide the stockholder of record with voting instructions, your shares may constitute broker non-votes for certain matters (as described in the question and answer immediately below). In tabulating the voting result for a proposal, shares that constitute broker non-votes are not considered as being entitled to vote on that proposal.

How will votes be counted?

The inspector of elections for the Annual Meeting will calculate affirmative votes, negative votes, withhold votes, abstentions, and broker non-votes. Under Delaware law, shares represented by proxies that reflect abstentions or broker non-votes will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

You as beneficial owner own your shares in “street name” if your broker or other “street” nominee is actually the record owner. Brokers or other “street” nominees have discretionary authority to vote on routine matters, regardless of whether they have received voting instructions from their clients who are the beneficial owners. Director elections and ratifying the appointment of independent accountants are each routine matters and thus brokers and “street” nominees have discretionary authority to vote on these matters. A “broker non-vote” results on a matter when a broker or other “street” nominee record holder returns a duly executed proxy but does not vote on non-routine matters solely because it does not have discretionary authority to vote on non-routine matters and has not received voting instructions from its client (the beneficial holder). Accordingly, no broker non-votes occur when voting on routine matters. Broker non-votes count toward a quorum. The approval of a proposal regarding a non-routine matter is determined based on the vote of all shares present in person or represented and entitled to vote on the matter. Abstention on such a proposal has the same effect as a vote “against” such proposal. Broker non-votes have no effect on the vote of such non-routine proposals. We believe that because the matters being voted upon at the Annual Meeting are not among the specified matters on which banks, brokers or other holders of record holding shares for a beneficial owner are prohibited from voting undirected shares, there will be no broker non-votes at the Annual Meeting.

Where do I find voting results of the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in DRC’s quarterly report on Form 10-Q for the second quarter of 2009. The report will be filed with the SEC and you may receive a copy by contacting our Director, Investor Relations, Blaise E. Derrico, at 713-973-5497. You also may access a copy on the Internet at www.dresser-rand.com or through the SEC’s Internet site at www.sec.gov.

PROPOSAL 1

ELECTION OF DIRECTORS

The first agenda item to be voted on is the election of eight Directors. The Board has nominated eight Directors, all of whom currently are serving as a Director of DRC. The Board unanimously recommends that you vote FOR such nominees.

The Board of Directors currently consists of eight Directors. Each Director’s term expires at the Annual Meeting. All nominees have indicated their willingness to serve, if elected, but if any of the nominees should be unable or unwilling to serve, the Board may either reduce its size, or designate or not designate a substitute nominee. If the Board designates a substitute nominee, proxies that would have been cast for the original nominee will be cast for the substitute nominee unless instructions are given to the contrary.

The table below sets forth the name, age as of March 18, 2009, and existing positions with DRC of each Director nominee:

Name	Age	Office or Position Held

William E. Macaulay	63	Chairman of the Board of Directors
Vincent R. Volpe Jr.	51	Director, President, and Chief Executive Officer
Rita V. Foley	55	Director and Member of the Compensation Committee
Louis A. Raspino	56	Director and Member of the Audit and Compensation Committees
Philip R. Roth	58	Director and Member of the Audit and Nominating and Governance Committees
Michael L. Underwood	65	Director and Member of the Audit and Nominating and Governance Committees
Jean-Paul Vettier	63	Director and Member of the Compensation Committee
Joseph C. Winkler III	57	Director and Member of the Nominating and Governance Committee

The following sets forth biographical information for our director nominees.

William E. Macaulay has been the Chairman of our Board of Directors since October 2004. Mr. Macaulay is the Chairman, Chief Executive Officer, and a Managing Director of First Reserve Corporation (“First Reserve”), a private equity firm focusing on the energy industry, which he joined in 1983. First Reserve was an affiliate of our former indirect parent, Dresser-Rand Holdings LLC. Prior to joining First Reserve, Mr. Macaulay was a co-founder of Meridien Capital Company, a private equity buyout firm. From 1972 to 1982, Mr. Macaulay was with Oppenheimer & Co., Inc., where he served as Director of Corporate Finance, with responsibility for investing Oppenheimer’s capital in private equity transactions, as a General Partner and member of the Management Committee of Oppenheimer & Co., as well as President of Oppenheimer Energy Corporation. Mr. Macaulay serves as a director of Weatherford International, Inc., an oilfield service company. Mr. Macaulay holds a B.B.A. degree, Magna Cum Laude in Economics from City College of New York and an M.B.A. from the Wharton School of the University of Pennsylvania.

Vincent R. Volpe Jr. is our President and Chief Executive Officer and has served as a member of our Board of Directors since October 2004. Mr. Volpe has been with Dresser-Rand Group Inc., its affiliates and predecessor companies to the business since 1981. He has held positions in Engineering, Marketing and Operations residing and working in various countries, including: Applications Engineer in Caracas, Venezuela; Vice President Dresser-Rand Japan in Tokyo, Japan; Vice President Marketing and Engineering Steam and Turbo Products in Olean, New York; Executive Vice President European Operations in Le Havre, France; and President Dresser-Rand Europe in London, U.K. In January 1997, Mr. Volpe became President of Dresser-Rand Company’s Turbo Product Division, a position he held until September 2000. In April 1999, he assumed the additional role of Chief Operating Officer for Dresser-Rand Company, responsible for worldwide manufacturing, technology and supply chain management, serving in that position until September 2000. Mr. Volpe became President and Chief Executive Officer of Dresser-Rand Company in September 2000. Mr. Volpe serves as a director of FMC Corporation. He is proficient in five languages. Mr. Volpe earned a B.S. in Mechanical Engineering and a B.A. in German literature, both from Lehigh University.

Rita V. Foley has been a member of our Board of Directors since May 2007. Ms. Foley retired in June 2006 as Senior Vice President of MeadWestvaco Corporation, a leading global provider of packaging to the entertainment, healthcare, cosmetics, and consumer products industries, and President of its Consumer Packaging Group. Prior to that, from 2001 to 2002, she was the Chief Operating Officer of MeadWestvaco’s Consumer Packaging Group. Ms. Foley held various senior positions from 1999 to 2001 within Westvaco, the predecessor to MeadWestvaco, including Senior Vice President and Chief Information Officer. Ms. Foley has also held various executive global sales, marketing, and general management positions at Harris Lanier, Digital Equipment Corporation, and QAD Inc. Ms. Foley serves on the boards of PetSmart Inc. and Pro Mujer International, and she is a former director of the Council of the Americas. Ms. Foley earned a B.S. degree from Smith College and she is a graduate of Stanford University’s Executive Program.

Louis A. Raspino has been a member of our Board of Directors since December 2005. He has over 30 years of experience in the oil and gas exploration, production and service industry. Mr. Raspino has been the President and Chief Executive Officer of Pride International Inc., an international provider of contract drilling and related services to oil and natural gas companies, since June 2005 and has been on its Board of Directors since July 2005. He was the Executive Vice President and Chief Financial Officer of Pride International Inc. from December 2003 until June 2005. Before joining Pride International in December 2003, he was Senior Vice President and Chief Financial Officer of Grant Prideco, Inc., a manufacturer of drilling and completion products supplying the energy industry, from July 2001 until December 2003. Previously, he was Vice President of Finance for Halliburton Company, Senior Vice President and Chief Financial Officer of The Louisiana Land & Exploration Company and began his career with Ernst & Young. Mr. Raspino is a CPA and earned a B.S. from Louisiana State University and an M.B.A. from Loyola University.

Philip R. Roth has been a member of our Board of Directors since December 2005. He has over 30 years of accounting and finance experience. Mr. Roth formerly was Vice President, Finance and Chief Financial Officer of Gardner Denver, Inc., which designs, manufacturers and markets compressor and vacuum products and fluid transfer products, from May 1996 until August 2004. Prior to joining Gardner Denver, Mr. Roth was with Emerson Electric Co. from 1980 until 1996 where he held positions in accounting, treasury and investor relations at the corporate office, and in strategic planning and acquisitions, and as a Chief Financial Officer at the division level. Mr. Roth is a CPA and began his career with Price Waterhouse. He earned a B.S. in Accounting and Business Administration from the University of Missouri and an M.B.A. from the Olin School of Business at Washington University.

Michael L. Underwood has been a member of our Board of Directors since August 2005. Prior to his retirement, from June 2002 to June 2003, Mr. Underwood was employed by Deloitte & Touche LLP as a Director. Prior to that, he had over 35 years of public accounting experience including 25 of those years as an audit partner with Arthur Andersen LLP. Mr. Underwood currently serves on the board of directors of Chicago Bridge & Iron Company N.V. He holds a B.A. in Philosophy and Economics and a Masters Degree in Accounting from the University of Illinois.

Jean-Paul Vettier has been a member of our Board of Directors since July 2006. From 1993 until his retirement in March 2006, he was Chairman and Chief Executive Officer of Total Refining & Marketing, a multinational energy company. Between 1992 and 1996, he was non-executive Chairman of Total Petroleum North America. During two terms from 1998 to 2004, he chaired Europia, the European oil industry association. Prior to joining Total in 1990 as Executive Vice President of Refining and Marketing, Mr. Vettier was employed by Rhone-Poulec for 16 years where he held positions of increasing responsibility in the legal and strategic planning functions. In 1987, he joined Orkem as General Manager of the Petrochemical Division and a member of the Executive Committee. Mr. Vettier is currently a director of SNC-Lavalin Group, Inc., Overseas Shipholding Group Inc., and DomoChemicals NV. He received his degree in Public Law and Economic Sciences from the University of Paris. He is Knight of the French National Order of Merit and of the French Legion of Honour.

Joseph C. Winkler III has been a member of our Board of Directors since May 2007. Mr. Winkler has served as the Chairman and Chief Executive Officer of Complete Production Services, Inc., a provider of specialized oil and gas services and equipment in North America, since March 2007. Between June 2005 and March 2007, Mr. Winkler served as its President and Chief Executive Officer. Prior to that, from March 2005 until June 2005, Mr. Winkler served as the Executive Vice President and Chief Operating Officer of National Oilwell Varco, Inc., an oilfield capital equipment and services company and from May 2003 until March 2005 as the President and Chief Operating Officer of the company’s predecessor, Varco International, Inc. From April 1996 until May 2003, Mr. Winkler served in various other capacities with Varco and its predecessor, including Executive Vice President and Chief Financial Officer. From 1993 to April 1996, Mr. Winkler served as the Chief Financial Officer of D.O.S., Ltd., a privately held provider of solids control equipment and services and coil tubing equipment to the oil and gas industry, which was acquired by Varco in April 1996. Prior to joining D.O.S., Ltd., he was Chief Financial Officer of Baker Hughes INTEQ, and served in a similar role for various companies owned by Baker Hughes Incorporated including Eastman/Telco and Milpark Drilling Fluids. Mr. Winkler received a B.S. degree in Accounting from Louisiana State University.

The Board of Directors unanimously recommends that you vote FOR each of the Director nominees named above.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The second agenda item to be voted on is to ratify the appointment of PricewaterhouseCoopers LLP as DRC’s independent registered public accountants for the fiscal year ending December 31, 2009. The Board of Directors unanimously recommends that you vote FOR this proposal.

The Audit Committee has appointed, with approval of the Board of Directors, PricewaterhouseCoopers LLP to act as DRC’s independent registered public accountants for the fiscal year ending December 31, 2009. The Board of Directors has directed that such appointment be submitted to DRC’s stockholders for ratification at the Annual Meeting. PricewaterhouseCoopers LLP was DRC’s independent registered public accounting firm for the fiscal year ended December 31, 2008.

Stockholder ratification of the appointment of PricewaterhouseCoopers LLP as DRC’s independent registered public accountants is not required. The Board, however, is submitting the appointment to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the appointment, the Board of Directors will request that the Audit Committee reconsider its appointment of PricewaterhouseCoopers LLP for the fiscal year ending December 31, 2009, and consider such vote in its review and future appointment of the Company’s independent registered public accounting firm. Even if the appointment is ratified, the Audit

Committee, in its discretion, may direct the appointment of a different accounting firm at any time during the 2009 fiscal year if the Audit Committee determines that such a change would be in the best interests of DRC and its stockholders.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire. They will be available to respond to appropriate questions.

The Board of Directors unanimously recommends that you vote FOR this proposal.

Audit Committee Report

The Audit Committee of the Company’s Board of Directors consists of Messrs. Underwood, Raspino and Roth. The Audit Committee operates under a written charter adopted by the Board of Directors. The committee charter is available on the Company’s web site (www.dresser-rand.com).

The Company’s management is responsible for all financial statements and financial reporting processes of the Company and its direct and indirect subsidiaries, including the systems of internal accounting control. The independent registered public accounting firm is responsible for performing audits of the consolidated financial statements and opining as to whether such statements are fairly presented, in all material respects, in conformity with accounting principles generally accepted in the United States of America. The Audit Committee monitors the financial reporting processes and systems of internal control on behalf of the Board of Directors.

In this context, the Audit Committee has reviewed the audited financial statements for the fiscal year ended December 31, 2008, and has met and held discussions with management and the independent registered public accounting firm regarding such financial statements. Management represented to the Audit Committee that the consolidated financial statements for the fiscal year ended December 31, 2008, were prepared in accordance with accounting principles generally accepted in the U.S. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended. The Audit Committee, in consultation with management, the independent registered public accounting firm and DRC’s internal auditor has reviewed management’s report on internal control over financial reporting as of December 31, 2008, and the independent registered public accounting firm’s attestation report (which are required pursuant to Section 404 of the Sarbanes-Oxley Act of 2002), and has considered the effectiveness of the Company’s internal control over financial reporting.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the firm’s independence from the Company and its management. In concluding that the firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the firm were compatible with its independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

THE AUDIT COMMITTEE

Michael L. Underwood, Chairman
Louis A. Raspino
Philip R. Roth

Fees of Independent Registered Public Accountants

The Audit Committee has reviewed the audit fees of the independent auditors. For work performed in regard to fiscal years 2007 and 2008, DRC paid PricewaterhouseCoopers LLP the following fees for services, as categorized (dollars in hundreds):

	Fiscal Year 2007	Fiscal Year 2008

Audit Fees(1)	$8,030	$4,789
Audit-Related Fees(2)	$0	$0
Tax Fees(3)	$0	$0
All Other Fees(4)	$28	$3
Total Fees	$8,058	$4,792

(1)	Includes fees for audit services principally relating to the annual audit, quarterly reviews and registration statements.

(2)	Includes fees for assurance and related services that are reasonably related to the performance of the audit or review of the financial statement and not reported under audit fees.

(3)	Includes fees for tax compliance, tax advice and tax planning. For example, tax compliance involves preparation of original and amended tax returns.

(4)	Includes fees for all other services not reported under (1) through (3). These amounts reflect license fees for software PricewaterhouseCoopers LLP provided for research of accounting authorities, compliance with reporting obligations, and electronic workpaper documentation.

Our Board has a policy to assure the independence of its independent registered public accounting firm. Prior to each fiscal year, the Audit Committee receives a written report from PricewaterhouseCoopers LLP describing the elements expected to be performed in the course of its audit of the Company’s financial statements for the coming year. All audit related services, tax services and other services were pre-approved for 2008 by the Audit Committee, which concluded that the provision of such services by PricewaterhouseCoopers LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. As required by its charter, the Audit Committee pre-approves all auditing services, internal control-related services and permitted non-audit services (including the fees and terms thereof), other than prohibited non-auditing services as set forth in Sarbanes-Oxley Act Section 201, to be performed for DRC by its independent registered public accounting firm, subject to any de minimus exceptions for non-audit services described in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies will be voted in accordance with the recommendation of the Board, or in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

CORPORATE GOVERNANCE AND RELATED MATTERS

Director Independence

In determining director independence, DRC employs the standards set forth in the New York Stock Exchange (“NYSE”) listed company manual. The independence test included in the NYSE listing standard requires that the

Board determine that the director have no direct or indirect material relationship with DRC. Additionally, a director is not independent if:

•	The director is or has been within the last three years an employee of DRC (or an immediate family member of such director is or was within the last three years an executive officer of DRC).

•	The director or an immediate family member received more than $120,000 during any 12-month period within the last three years in compensation from DRC (other than for director and committee fees, pensions or other deferred compensation from prior service).

•	The director or an immediate family member is a current partner of DRC’s internal auditor or independent registered public accounting firm, the director is a current employee of such firm, an immediate family member is a current employee of such firm who personally works on DRC’s audit, or the director or immediate family member was in the last three years, but is no longer, a partner or employee of such firm and personally worked on DRC’s audit during that time.

•	The director or an immediate family member is or has been within the last three years employed as an executive officer by any company whose compensation committee includes or included a current executive officer of DRC.

•	The director is a current employee (or an immediate family member is a current executive officer) of another company that made payments to, or received payments from, DRC for property or services in an amount that, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenue.

In addition, members of our Audit Committee must meet the following additional independence requirements under the SEC’s rules:

•	No director who is a member of the Audit Committee shall be deemed independent if such director is affiliated with DRC or any of its subsidiaries in any capacity, other than in such director’s capacity as a member of our Board of Directors, the Audit Committee or any other board committee; and

•	No director who is a member of the Audit Committee shall be deemed independent if such director receives, directly or indirectly, any consulting, advisory or other compensatory fee from DRC or any of its subsidiaries, other than fees received in such director’s capacity as a member of our Board of Directors, the Audit Committee or any other Board committee, and fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with DRC (provided such compensation is not contingent in any way on continued service).

Applying the NYSE test, the Board has affirmatively determined that Ms. Foley and Messrs. Macaulay, Raspino, Roth, Underwood, Vettier and Winkler are independent, and that all members of the Audit Committee meet the heightened requirements for independence set forth above. In addition, the Board affirmatively determined that Mr. Volpe is not independent because he is the President and Chief Executive Officer of DRC.

The Board of Directors and its Committees

The Board of Directors held six meetings in 2008, either in person or by telephone. Each director attended at least 75% of all Board and applicable committee meetings during 2008. Directors are encouraged to attend stockholder meetings. All our directors attended the 2008 Annual Meeting. In connection with each of the quarterly Board meetings, the non-management Directors will meet in executive session without any employee directors or members of management present. If the Board convenes a special meeting, the non-management directors may meet in executive session if the circumstances warrant. The Chairman of the Board presides at each executive session of the non-management directors.

DRC has standing Audit, Compensation and Nominating and Governance Committees. The committee members are as follows:

Nominating
and
Name	Audit		Compensation		Governance

Rita V. Foley			X
Louis A. Raspino	X		X	*
Philip R. Roth	X				X *
Michael L. Underwood	X	*			X
Jean-Paul Vettier			X
Joseph C. Winkler III					X

*	Chairman.

The Audit, Compensation and Nominating and Governance Committees held ten, eight, and four meetings, respectively, in 2008.

The principal responsibilities and functions of the standing Board committees are summarized below and described in more detail in the written charters adopted by the Audit Committee, Compensation Committee, Nominating and Governance Committee, each of which may be found under the Corporate Governance portion of the Investor Relations section on the Company’s website (www.dresser-rand.com). DRC’s Corporate Governance guidelines also are available on the Corporate Governance portion of the Investor Relations section on the Company’s website. In addition, any stockholder may obtain a print copy of these charters or DRC’s Corporate Governance Guidelines by contacting our Corporate Secretary.

Audit Committee

Our Audit Committee currently consists of Michael L. Underwood, who serves as Chairman, Louis A. Raspino and Philip R. Roth. The Board has determined that Michael L. Underwood is an Audit Committee “financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K. The Audit Committee is responsible for (1) the hiring or termination of independent registered public accounting firm and approving any non-audit work performed by such firm, (2) approving the overall scope of the audit, (3) assisting the Board in monitoring the integrity of our financial statements, the independent registered public accountants’ qualifications and independence, the performance of the independent registered public accountants and our internal audit function and our compliance with legal and regulatory requirements, (4) annually reviewing an independent registered public accountants’ report describing the independent registered public accounting firm’s internal quality-control procedures, any material issues raised by the most recent internal quality-control review, or peer review, of the independent registered public accounting firm, (5) discussing the annual audited financial and quarterly statements with management and the independent registered public accountants, (6) discussing earnings press releases, as well as financial information and earnings guidance provided to the public, (7) discussing policies with respect to risk assessment and risk management, (8) meeting separately, periodically, with management, internal auditors and the independent registered public accountants, (9) reviewing with the independent registered public accountants any audit problems or difficulties and managements’ response, (10) setting clear hiring policies for employees or former employees of the independent registered public accountants, (11) annually reviewing the adequacy of the Audit Committee’s written charter, (12) establishing procedures for the receipt and monitoring of complaints received by DRC (including anonymous submissions by our employees) regarding accounting, internal accounting and auditing matters, (13) handling such other matters that are specifically delegated to the Audit Committee by the Board from time to time, (14) reporting regularly to the full Board, and (15) conducting an annual evaluation of its performance. The Audit Committee has adopted a written charter, a copy of which may be obtained as described above.

As previously discussed, the Board has concluded that Messrs. Underwood, Raspino and Roth are independent for purposes of serving on the Audit Committee.

Compensation Committee

Our Compensation Committee currently consists of Louis A. Raspino, who serves as Chairman, Rita V. Foley and Jean-Paul Vettier. The Compensation Committee is responsible for discharging the responsibilities of the Board with respect to DRC and its subsidiaries’ compensation programs including the compensation of key employees and executives. The Compensation Committee is responsible for (1) administering DRC’s and its subsidiaries’ long-term incentive and stock plans with respect to employees, (2) reviewing the overall executive compensation philosophy of DRC and its subsidiaries and their benefit plans and programs, including employee pension plans, (3) reviewing and approving corporate goals and objectives relevant to Chief Executive Officer and other executive officers’ compensation, including annual performance targets, (4) evaluating the performance of the Chief Executive Officer and other executive officers in light of the corporate goals and objectives and, based on such evaluation, recommending for approval by the independent Directors of our full Board the annual salary, bonus, equity based and other compensation and benefits, direct and indirect, of the Chief Executive Officer, and determining and approving the compensation benefits of the other executive officers, (5) preparing recommendations and periodic reports on its activities to the Board of Directors, (6) preparing the annual report on executive compensation for inclusion in DRC’s proxy statement as required by the SEC, (7) reviewing and approving employment contracts and other similar arrangements between DRC and our executive officers, (8) retaining consultants to advise the Committee on executive compensation practices and policies, (9) annually reviewing the adequacy of the Compensation Committee charter, (10) conducting an annual evaluation of its performance, and (11) handling such other matters that are specifically delegated to the Compensation Committee by the Board. The Compensation Committee has adopted a written charter, a copy of which may be obtained as described above.

More information describing the Committee’s processes and procedures for considering and determining executive compensation, including the role of consultants in determining or recommending the amount or form of director and executive compensation is included in the Compensation Discussion and Analysis.

As discussed above, the Board has concluded that Messrs. Raspino and Vettier and Ms. Foley are independent.

Nominating and Governance Committee

Our Nominating and Governance Committee currently consists of Philip R. Roth, who serves as Chairman, Michael L. Underwood and Joseph C. Winkler III. The Nominating and Governance Committee is responsible for (1) developing and recommending criteria for selecting new directors, (2) screening and recommending to the Board individuals qualified to become executive officers, (3) overseeing evaluations of management and the Board, its members and committees of the Board, (4) periodically reviewing the composition of each committee of the Board, (5) reviewing the adequacy of our certificate of incorporation and bylaws, (6) developing and recommending to the Board corporate governance practices and policies, (7) overseeing and approving the management continuity process, (8) handling such other matters that are specifically delegated to the Nominating and Governance Committee by the Board from time to time, (9) reporting regularly to the full Board, (10) annually reviewing the adequacy of the committee’s charter, (11) conducting an annual evaluation of its performance, (12) evaluating and establishing the compensation of the non-employee Directors of the Board, and (13) administering DRC’s stock incentive plan with respect to non-employee Directors of the Board.

The Nominating and Governance Committee has adopted a written charter, a copy of which may be obtained as described above. As discussed above, Board has made an affirmative determination that Messrs. Roth, Underwood and Winkler are independent.

Prospective director nominees are identified through the contacts of the Directors or members of senior management, by stockholders or through reputable search firms. Once a prospective director nominee has been identified, the Nominating and Governance Committee makes an initial determination as to whether to conduct a full evaluation of the candidate based on the information provided to the Committee and the Committee’s own knowledge of the candidate, which may be supplemented by the Committee through its own inquiries. If the Committee determines that additional consideration is warranted, it may request a professional search firm to gather additional information about the candidate. The Committee will evaluate director nominees, including nominees that are submitted to DRC by a stockholder, taking into consideration certain criteria, including the candidate’s industry knowledge and experience, wisdom, integrity, actual or potential conflicts of interest, skills such as understanding of finance and marketing, and educational and professional background. The Committee will also assess the candidate’s qualifications as an independent director under the current independence standards of the NYSE. In addition, the Committee will consider the prospective candidate in light of the current composition of the Board and the collective Board members’ skills, expertise, industry and regulatory knowledge, and diversity of perspectives. The candidate must also have time available to devote to Board activities and the ability to work collegially and to serve the interests of all stockholders. In the case of candidates recommended by stockholders, the Committee will also consider the capability of the candidate to discharge his or her fiduciary obligations to all stockholders. As necessary, DRC may engage the services of a third party for a fee to identify and evaluate prospective nominees.

In determining whether to recommend a director for re-election, the Nominating and Governance Committee considers the director’s past attendance at meetings and participation in and contribution to the activities of the Board.

DRC’s Nominating and Governance Committee will consider recommendations for candidates for the Board of Directors received from its stockholders. Any stockholder wishing to propose a nominee for consideration by the Nominating and Governance Committee should submit the recommendation in writing to the Nominating and Governance Committee, care of the Company’s Corporate Secretary and must include: (i) the name of the stockholder making the recommendation; (ii) the recommended candidate’s name and a brief resume setting forth the recommended candidate’s business and educational background and qualifications for service; (iii) a summary of the recommended candidate’s qualifications for membership on the Board; (iv) the number of shares of the Company’s common stock owned beneficially or of record by both the stockholder making the recommendation and the recommended candidate; and (v) a notarized consent signed by the recommended candidate stating the recommended candidate’s willingness to be nominated and to serve if elected. The Nominating and Governance Committee may request additional information from the stockholder making the recommendation and/or the recommended candidate. The Nominating and Governance Committee will evaluate candidates recommended by stockholders using the same process and criteria that are used in evaluating candidates through the normal process of the Nominating and Governance Committee.

In accordance with DRC’s Amended and Restated Bylaws, any stockholder entitled to vote for the election of directors at an Annual Meeting may nominate persons for election as directors. For the 2010 Annual Meeting, a stockholder may nominate persons for election as directors only if the Secretary of DRC receives written notice of any such nominations no earlier than November 30, 2009, and no later than December 30, 2009. Any stockholder notice of intention to nominate a director shall include:

•	the name and address of the stockholder;

•	the class and number of shares of DRC that are beneficially owned by the stockholder;

•	the name of the person nominated by the stockholder;

•	all other information regarding such nominee as would be required in a proxy statement filed pursuant to applicable rules promulgated by the SEC or otherwise required by Regulation 14A of the Exchange Act; and

•	the written consent of the nominee to being named in the proxy statement and to serve as a director if elected.

DRC did not receive any stockholder recommendations for Director nominees to be considered by the Nominating and Governance Committee in connection with the Annual Meeting.

Mandatory Retirement Age

The Board of Directors adopted a policy that no director shall be nominated for election or re-election to the Board after reaching the age of 72.

Code of Conduct

DRC has adopted a Code of Conduct that applies to all employees, executive officers and Directors of DRC. The Code of Conduct is posted on DRC’s website, www.dresser-rand.com, and is available in print upon written request by any stockholder at no cost. The request should be submitted to DRC, c/o Mark F. Mai, West8 Tower, Suite 1000, 10205 Westheimer Road, Houston, Texas, 77042. Any waiver of any provision of the Code of Conduct granted to an executive officer or Director may only be made by the Board or a Committee of the Board authorized to do so and will be promptly disclosed on DRC’s website at www.dresser-rand.com or in a report on Form 8-K.

Communications with the Board

Stockholders and other parties may communicate with one or more members of the Board, the Chairman of the Board, or the non-management Directors as a group by the following means:

Email: mmai@dresser-rand.com
Mail: Board of Directors

Attn:	Corporate Secretary
West8 Tower, Suite 1000
10205 Westheimer Road
Houston, TX 77042

Stockholders and other parties should clearly specify in each communication the name of the individual Director or group of Directors to whom the communication is addressed. Stockholder and other party communications will be promptly forwarded by the Secretary of DRC to the specified Director addressee. Communications addressed to the full Board of Directors or the group of non-management directors will be forwarded by the Secretary of DRC to the Chairman of the Board. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Chairman of the Audit Committee and handled in accordance with procedures established by the Audit Committee.

EXECUTIVE OFFICERS

The following table sets forth the names and positions of our current executive officers and their age as of March 18, 2009.

Name	Age	Office or Position Held

Vincent R. Volpe Jr.	51	President and Chief Executive Officer
Mark E. Baldwin	55	Executive Vice President and Chief Financial Officer
Raymond L. Carney Jr.	41	Vice President, Controller and Chief Accounting Officer
Nicoletta Giadrossi	42	Vice President and General Manager, European Served Area Operations
Mark F. Mai	48	Vice President, General Counsel and Secretary
Luciano Mozzato	51	Executive Vice President, Product Services Worldwide
Jesus Pacheco	51	Executive Vice President, New Equipment Worldwide
Elizabeth C. Powers	49	Vice President and Chief Administrative Officer
Christopher Rossi	44	Vice President, Technology and Business Development
Jerome T. Walker	45	Vice President and General Manager, North American Operations

Vincent R. Volpe Jr. is our President and Chief Executive Officer and has served as a member of our Board of Directors since October 2004. Mr. Volpe has been with Dresser-Rand Group Inc., its affiliates and predecessor companies to the business since 1981. He has held positions in Engineering, Marketing and Operations residing and working in various countries, including: Applications Engineer in Caracas, Venezuela; Vice President Dresser-Rand Japan in Tokyo, Japan; Vice President Marketing and Engineering Steam and Turbo Products in Olean, New York; Executive Vice President European Operations in Le Havre, France; and President Dresser-Rand Europe in

London, U.K. In January 1997, Mr. Volpe became President of Dresser-Rand Company’s Turbo Product Division, a position he held until September 2000. In April 1999, he assumed the additional role of Chief Operating Officer for Dresser-Rand Company, responsible for worldwide manufacturing, technology and supply chain management, serving in that position until September 2000. Mr. Volpe became President and Chief Executive Officer of Dresser- Rand Company in September 2000. He is proficient in five languages. He has served as an independent director of FMC Corporation since 2007. Mr. Volpe earned a B.S. in Mechanical Engineering and a B.A. in German literature, both from Lehigh University.

Mark E. Baldwin has been our Executive Vice President and Chief Financial Officer since August 2007. Prior to that, he served as the Executive Vice President, Chief Financial Officer, and Treasurer of Veritas DGC Inc., a public energy service company from August 2004 until February 2007. From April 2003 to July 2004 he was an Operating Partner at First Reserve Corporation. Mr. Baldwin served as the Executive Vice President and Chief Financial Officer for NexitraOne, LLC, a voice and data products distribution company, from October 2001 to August 2002. Other previous experience includes four years as Chairman and Chief Executive Officer for Pentacon Inc. and 17 years with Keystone International Inc. in a variety of finance and operations positions, including Treasurer, Chief Financial Officer, and President of the Industrial Valves and Controls Group. Mr. Baldwin has a B.S. in Mechanical Engineering from Duke University and an MBA from Tulane University.

Raymond L. Carney Jr. joined Dresser-Rand in August 2008 as Corporate Controller and was elected to the position of Vice President, Controller and Chief Accounting Officer in November 2008. Prior to joining the Company, Mr. Carney worked for Alcoa, Inc., an aluminum producer, between 2002 to 2008, where he was most recently Group Controller since 2006 for a $10 billion global division with 27 plants around the world and headquartered in New York City and previously served as Manager of Financial Transactions and Policy. Prior to his time with Alcoa, he spent 13 years with Ernst & Young, a big four public accounting firm, in their Pittsburgh office serving a variety of clients including several that were publicly owned. Mr. Carney is a Certified Public Accountant (CPA) with a BS from Penn State University.

Nicoletta Giadrossi has been our Vice President and General Manager, European Served Area Operations since January 2009. In this leadership position, Ms. Giadrossi is responsible for our production operations in France, United Kingdom, Germany and Norway and for all new equipment and aftermarket sales and support operations serving Eastern and Western Europe, Scandinavia, Middle East, Africa, and Russia. Prior to joining the Company, she restructured and managed the divestiture of her family’s textile and real estate businesses in France between 2006 and 2008. From 2005 until 2006, she served as an operating partner of LBO France, a niche French private equity firm. Before that she held several leadership roles in General Electric between 1995 and 2005, the most recent one being General Manager, Downstream division. Within General Electric, Ms. Giadrossi also oversaw several business units in the GE Equipment Management division, as a Chief Operating Officer for GE European Equipment Management, and as General Manager for GE Fleet Services, Italy. Ms Giadrossi also had experience in strategic management consulting with the Boston Consulting Group early in her career. Ms Giadrossi earned a Bachelor Degree in Mathematics and Economics from Yale University, and a Master of Business Administration from Harvard Business School.

Mark F. Mai has been our Vice President, General Counsel and Secretary since October 2007. Prior to that Mr. Mai held various positions at Cooper Industries, an international manufacturing company, between 1991 and 2000 and 2003 and 2007. As Cooper’s Associate General Counsel, Corporate, from 2003 until 2007, Mr. Mai led a team that handled the legal needs of Cooper’s business operations and its mergers and acquisitions. As Cooper’s Associate General Counsel, Litigation from 1999 to 2000, he managed Cooper’s global litigation issues. From 2000 to 2003, Mr. Mai was a partner at the law firm of Thompson & Knight LLP, heading up the Corporate and Securities practice for its Austin, Texas office. He began his professional career in 1986 as an associate of Baker, Brown, Sharman & Parker, which later merged into Thompson & Knight LLP. Mr. Mai earned a B.B.A. with a concentration in finance from the University of Notre Dame and a J.D. from the University of Texas.

Luciano Mozzato has been our Executive Vice President, Product Services Worldwide, responsible for all Product Services including Field Operations since January 2009. Mr. Mozzato has held a variety of leadership positions in sales, operations, and the aftermarket business within United Technology’s Otis Elevator division, the world’s largest company in the manufacture, installation and service of elevators, escalators and moving walkways, including from 2004 until 2008 as Vice President and General Manager of their Latin America business and Vice President and General Manager of their Italian subsidiary. In addition, Mr. Mozzato served as the Vice President of Global Supply Chain and Logistics Worldwide from 2000 until 2004. Prior to that he served in United Technology’s Italian subsidiary as Product Director, Director of Engineering, and Field Service Manager. He started his career as a mechanic and earned a diploma in electronic engineering from the ITI Institute in Italy. Mr. Mozzato also holds a Bachelor of Science in Mechanical Engineering from Hartford University in the U.S.

Jesus M. Pacheco was appointed Executive Vice President, New Equipment Worldwide in June 2007. He is responsible for all company new equipment sales and client services worldwide. Mr. Pacheco has been with Dresser-Rand Group Inc., its affiliates and predecessor companies to the business since 1990. He has held various leadership positions in Application Engineering, Extended Scope and Marketing for Dresser-Rand Company, including responsibilities as Regional Director for the former Soviet Union, based in London, UK, and Marketing Manager for the European Served Area (Europe, Eurasia, Africa and the Middle East) based at our manufacturing facility in Le Havre, France. From January 1999 to August 2000, Mr. Pacheco served as Vice President, Client Services for the Latin America Region. He assumed Client Services responsibilities for The Americas Region in August 2000, expanding them to include the European Served Area in July 2006. Mr. Pacheco has 25 years of experience in the global energy industry, including 8 years with a major oil and gas operator in Venezuela, working with compressors, turbines and compression facilities for process, oil and gas applications. Mr. Pacheco earned a BSE in Mechanical Engineering and a BS in Economics from the University of Michigan at Ann Arbor.

Elizabeth C. Powers has been our Vice President and Chief Administrative Officer since April 2005. Prior to that, Ms. Powers served as Vice President, Human Resources since April 2004. Ms. Powers was the Vice President for Ingersoll-Rand’s Global Business Service from January 1999 until January 2003. In this capacity, she was responsible for directing the design of worldwide benefits, as well as establishing the Human Resource Shared Services organization for Ingersoll-Rand. Ms. Powers left Ingersoll-Rand on a leave of absence from January 2003 until March 2004. Ms. Powers has been with Dresser-Rand Group Inc., its affiliates and predecessor companies to the business since 1986. She has held various Human Resource positions in Dresser-Rand Company since the start of the Dresser Industries, Inc. and Ingersoll-Rand joint venture and has also worked as Director and Vice President of Human Resources in various Ingersoll-Rand businesses. From 1994 to 1998, Ms. Powers served as worldwide Vice President, Human Resources, Production Equipment Group. She has also served on the Board of Rx Intelligence. Ms. Powers earned a B.S. from Cornell University’s School of Industrial & Labor Relations.

Christopher Rossi has served as our Vice President, Technology and Business Development since January 2009. Mr. Rossi has been with Dresser-Rand Group Inc., its affiliates and predecessor companies to the business since 1987. He has held various leadership positions within Dresser-Rand in the areas of Engineering, Production, Materials Management, and Supply Chain Management. From February 2007 until December 2008, Mr. Rossi was our Executive Vice President, Product Services. In that role, he had worldwide responsibility for sales of our aftermarket parts and services business. Prior to that, he had been our Vice President and General Manager, North American Operations since October 2003, and was responsible for all U.S. plants, and worldwide development engineering. Mr. Rossi served as Vice President and General Manager Painted Post Operation from February 2001 to October 2003 and as Vice President, Supply Chain Management Worldwide from March 1998 to January 2001. Mr. Rossi earned a B.S.M.E. from Virginia Tech and an M.B.A. in Corporate Finance and Operations Management from the University of Rochester’s Simon School of Business.

Jerome T. Walker has been our Vice President and General Manager, North American Operations since January 2009. He served as General Manager, Olean from September until December 2008. Prior to joining Dresser-Rand, Mr. Walker held various senior leadership roles at Honeywell International, a diversified technology and manufacturing company, between 1993 and 2008. His most recent position was Vice President of Global Operations from 2005 to 2008 where he led all aspects of Manufacturing, Supply Chain and Project Operations for Honeywell’s global industrial automation and control business. Prior to that, he led Honeywell’s Europe, Middle East and Africa industrial business unit for three years as Vice President and General Manager, based in Brussels, Belgium. He also served as Vice President of Sales, Vice President of Business Development and Director of Marketing at Honeywell. He started his career in operations at the BP (formerly Amoco) Whiting Refinery outside Chicago and also worked in Product Marketing at Emerson Electric. Mr. Walker has a BS in Chemical Engineering from The University of Notre Dame and an MBA from Northwestern University Kellogg Graduate School of Management.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

We believe executive compensation has a direct impact on the Company’s business performance, and therefore on stockholder value. Our goal is to design and implement an executive compensation program that maximizes that value to stockholders over the long term. We also believe an effective program should reinforce our corporate objectives in simple and easy to understand ways, and yet be flexible enough to remain effective in each of the global employment markets in which we operate. To that end, our Compensation Committee, working with our human resources compensation team and outside advisors, has designed a program to:

•	align our leadership’s financial interest with our stockholders,

•	promote consistent and long-term growth,

•	attract and retain talented executive officers,

•	reward individuals for overall company, functional and business unit results, and

•	recognize individual skills, leadership, knowledge, responsibility, and performance.

In this section, we discuss and analyze our compensation policies and decisions with respect to the material elements of compensation for each of our named executive officers in 2008 in light of the foregoing goals and objectives. For 2008 these named executive officers were as follows:

•	Vincent R. Volpe Jr., President and Chief Executive Officer

•	Mark E. Baldwin, Executive Vice President and Chief Financial Officer

•	Lonnie A. Arnett, Vice President, Controller and Chief Accounting Officer, who retired in November 2008

•	Jean-Francois Chevrier, Vice President and General Manager, North America Operations, who was reassigned and named Vice President, New Infrastructure Development in January 2009

•	Mark F. Mai, Vice President, General Counsel and Secretary

•	Elizabeth C. Powers, Vice President and Chief Administrative Officer

The Role of the Compensation Committee, Our Executive Officers, and Our Compensation Consultants in Named Executive Officer Compensation

With respect to compensation for our named executive officers, the Compensation Committee has three primary roles: (a) selecting and structuring the elements of executive compensation, (b) reviewing and approving the Chief Executive Officer’s recommendations regarding compensation decisions for the other named executive officers, and (c) making recommendations to the independent directors of the full Board of Directors regarding our Chief Executive Officer’s compensation. During 2008, the Compensation Committee met eight times. The Compensation Committee met three times from November 2007 through February 2008, primarily to discuss and set 2008 executive compensation, and again in February 2009 to finalize incentive awards for 2008. Additionally, the Compensation Committee held three meetings as Executive Sessions from November 2007 through March 2008, solely to analyze competitive data and formulate recommendations on all elements of the Chief Executive Officer’s employment agreement. The Compensation Committee also engaged outside counsel to assist in the review and negotiation of the Chief Executive Officer’s employment agreement. This agreement was approved by the Board of Directors and executed on June 11, 2008.

Our Chief Executive Officer is primarily responsible for making recommendations to the Compensation Committee regarding compensation decisions for his direct reports and executive officers, including all of the other named executive officers.

As discussed in greater detail below, both the Chief Executive Officer and our Compensation Committee rely in part on data collected by our external compensation-consulting firm.

From August of 2006 to November 2008, the Compensation Committee engaged the compensation consulting firm, Pearl Meyer & Partners (PM&P), to provide advice and counsel on executive compensation matters. The Committee instructed PM&P to work with our human resources compensation team to obtain and review compensation data and trends, and give input prior to finalizing management’s proposals for presentation to the Compensation Committee. In the third quarter of 2007, consistent with the process it has followed for the past two years, the Committee requested that PM&P conduct a competitive review of emerging executive compensation trends and a detailed review of our executive compensation program including base salary, annual incentive targets and plan metrics, total cash compensation, and long-term incentives. The data contained within this study provided the foundation for the Compensation Committee’s 2008 compensation decisions. We will discuss the use of this data in the sections that follow. Additionally, throughout its engagement of PM&P, the Compensation Committee and management also called upon PM&P to:

•	provide updates regarding regulatory changes affecting program design and disclosure;

•	compile and present market trends, practices and data;

•	assist in the design of program elements; and

•	provide overall guidance and advice about the efficacy of these elements and their fit with our compensation philosophy and program objective.

Since the time that PM&P was initially engaged in 2006, the Company has transformed to a fully independent, public company and two new Compensation Committee members have been appointed. In light of these changes, the Compensation Committee decided in May of 2008 to review its compensation consulting arrangement and invite proposals from other firms. The Committee identified a list of four to six firms with strong reputations in the area of executive compensation. The Committee relied upon its collective knowledge and experience with executive compensation consulting firms, solicited input from management, and referred to executive compensation publications in identifying this initial list of firms. In order to avoid any potential conflict of interest, the Committee agreed that it would not engage the selected firm to perform a significant amount of consulting work for the Company in other subject matter areas. The Committee identified two finalist firms and evaluated each firm based on the following criteria:

•	the lead consultant’s demonstrated ability to provide proactive and strategic advice and guidance in addition to providing executive compensation data;

•	the firm’s ability to meet deadlines and to provide excellent service;

•	the firm’s access to technical executive compensation expertise that impacts compensation program design (SEC, governance, tax, accounting, etc.); and

•	the firm’s global footprint.

The Chairman of the Compensation Committee and members of management conducted personal interviews with the lead consultants of both finalist firms and the Compensation Committee ultimately selected the firm Mercer (US) Inc (“Mercer”). The Committee engaged Mercer in November 2008. Given the timing of this engagement, Mercer’s advice and counsel had no impact on the Company’s 2008 executive compensation decisions, but will impact 2009 executive compensation decisions.

Our Program Elements

The material elements of our executive compensation program for 2008 for our named executive officers are listed below, together with the principal program objectives that we believe each element supports.

Base Salary	• foundation of market competitive package to attract and retain key talent
• recognizes individual skills, leadership, knowledge, responsibility and performance

Annual Cash Incentive Plan	• rewards individuals for company, business unit and individual performance
• reinforces strategic initiatives of the company

Long Term Equity Incentive Plan	• aligns leadership’s financial interests with stockholders
• facilitates achievement of stock ownership guidelines

Post-Employment (Retirement and Severance) Benefits	• necessary to attract and retain key talent

While each of our named executive officers receives healthcare and other benefits available to our employees generally, we do not consider these to be a material part of our annual compensation decisions for these officers.

Base Salary.  Base salary is the foundation of our executive compensation program. We believe it is a significant factor in attracting and retaining our key executives.

Annual Cash Incentive Plan.  Our annual cash incentive plan is designed to reward individuals for company, business unit and individual performance. The targeted level is expressed as a percentage of the executive’s base salary. Achievement of the targeted level is determined by reference to various financial and individual objectives, which we annually review and revise to ensure that the plan continues to align our key management’s financial interests with those of our stockholders, and to reward individual performance towards key initiatives and strategies of the company. Financial objectives account for 80% of the award potential (70% in the case of our CEO), and are tied to financial results of operations of either the Company as a whole, or specific business unit or geographic divisions. Individual objectives account for 20% of the award potential, are generally tied to three to five items within the control of the individual, and support specific goals that are set by the CEO and reviewed by the Compensation Committee. For 2008, the independent directors of our Board also determined that 10% of our CEO’s award level would be determined at the discretion of the independent directors of the Board after the conclusion of the performance period.

Long Term Equity Incentive Plan.  In May 2008 our stockholders approved a new plan, the 2008 Stock Incentive Plan, which replaced the former 2005 Stock Incentive Plan and the 2005 Directors Stock Incentive Plan. After its adoption, all equity grants, including those made to our named executive officers (“NEOs”), were awarded under the 2008 Stock Incentive Plan. In 2008, the grants were awarded in the form of stock options (or stock appreciation rights), constituting 60% of the value of the grant calculated using the Black-Scholes method, and restricted stock (or restricted stock units), constituting the remaining 40% calculated using the closing price of the underlying common stock on the date of the grant or if such date is not a business day the immediately preceding day. The aggregate value of each grant is determined by reference to a multiple of each participant’s base salary. Typically, vesting of equity grants under the plan occurs 25% per year on each anniversary of the grant. Options and stock appreciation rights expire if not exercised within 10 years of grant. We believe the Plan aligns employee interests with those of our stockholders.

Post-Employment (Severance and Retirement) Benefits.  We believe post-employment benefits are an essential, if less prominent, part of a competitive compensation program necessary to attract and retain key talent. Our executives are eligible to participate in both a qualified retirement savings program and a non-qualified deferred compensation program. In addition, some of our named executive officers are eligible to receive severance, which we also found to be necessary in terms of recruiting and retaining these officers. See “Potential Payments Upon Termination or Change in Control.”

Our 2008 compensation decisions with respect to each of these program elements are discussed below.

How We Generally Make Compensation Decisions

Our compensation goals and objectives drive our decision-making process. To that end, decisions about individual levels of each compensation element begin with a thorough review of relevant market data. The market data provides the broadly defined boundaries within which we make specific awards. We then evaluate numerous factors before arriving at each specific determination. The broad use of market data coupled with an effort to individualize each decision for each executive reflects our philosophy of providing market competitive compensation, while at the same time rewarding individual performance and recognizing individual skills, leadership, knowledge and impact on our company.

Compensation decisions for which market data is a fundamental input (with individualization playing a secondary role) include:

•	base salary;

•	value of target for annual cash incentive awards (expressed as a percentage of base salary);

•	value of target for long term incentive grants (expressed as a multiple of base salary);

•	stock ownership guidelines; and

•	change in control and severance benefit levels.

Market data plays a less significant role in other compensation decisions. These decisions instead are driven primarily by our evaluation of the most effective manner to provide incentives to achieve specific goals and initiatives of the individual employee, the business unit or function which he or she serves, or the company as a whole, and include:

•	identification of financial and individual objectives in the annual cash incentive plan;

•	the mix of grants under the long term incentive plan (stock options vs. restricted stock or equivalents); and

•	design of our various compensation elements and our program.

Thus, specific decisions within the framework of each of our compensation elements begin with market data, but are influenced by individual circumstances. The framework itself is generally governed more by specific goals and objectives of Dresser-Rand, but its design is influenced by market conditions.

•  First Step — Defining the Range with Market Data

Because we believe market data should play a fundamental role in informing our decisions about program design, targets, and individual awards, we conduct an annual market review to assess whether we are providing competitive compensation to our executives. Market data provides the basis for establishing targeted compensation levels for each of our named executive officers’ positions. However when determining the actual compensation level for each named executive officer, the incumbent’s leadership, individual performance, skills, knowledge and impact are considered.

•  Selection of Market Data

We use two types of market data: peer group data and broader based survey data. In 2008, we incorporated both peer group data and survey results as the basis for determining compensation levels for our CEO and CFO positions because we felt there was significant comparability in terms of position and responsibility with the corresponding positions at the peer companies. However, for this same period we found the position responsibilities between our remaining named executives and the other named executives within the peer companies to be significantly less comparable and therefore we relied upon broad based survey data to come up with a better position and responsibility match for these officers.

Peer Group Data.  We collect peer group data from publicly available proxy statements of our list of peer companies. Based on data collected by PM&P and our management team, the Compensation Committee determines which group of 12 to 16 companies comprises our peer group based upon similarities in:

•	annual revenue;

•	business cycles;

•	types of investment risk;

•	product offerings and customer base; and

•	capitalization.

In the fourth quarter of 2007, the Compensation Committee reviewed the peer group with the objective of better aligning the attributes of the peer group companies with its stated objectives and made several changes to the group for 2008. Specifically, six companies were removed; three due to their acquisition by other companies and three due to low comparability of annual revenues. Five companies were added; one of which is the result of a merger of two former peer companies and the other four of which the Committee believed to match more closely its stated objectives. For 2008, this list of 15 peer companies consisted of:

BJ Services Company	Gardner Denver, Inc.*	Oceaneering International
Cameron International Corporation	Grant Prideco, Inc.	Oil States International, Inc.
Exterrran Holdings, Inc.*	Helix Energy Solutions Group, Inc.	Superior Energy Services, Inc.
Flowserve Corporation	IDEX Corporation*	W-H Energy Services, Inc.*
FMC Technologies, Inc.	NATCO Group, Inc.	Wilbros Group, Inc.*

*	Denotes newly added peer company

Survey Data.  With the assistance of PM&P, we collected and analyzed position-based data from surveys that Dresser-Rand had access to as a result of its participation in such surveys. The surveys (including surveys conducted by PM&P as well as other consulting firms) incorporate data from a broad range of public and private companies. Together with PM&P, the human resources compensation team identifies key job responsibilities for each named executive officer and then matches the job responsibilities to comparable job descriptions contained within its executive compensation survey sources.

•  Use of Market Data in Decision-Making

We use the market data to provide a starting point for our evaluation of compensation levels for base salary, total cash compensation (base plus actual annual cash incentives), short-term incentive targets as a percentage of base salary, and long-term incentives. For each of these elements of compensation, we identify position-comparable 25th, 50th (median), and 75th percentile levels for each position. This data helps set a general range of compensation levels for our named executive officers. For each element, the level of compensation awarded is generally within the 25th to 75th percentile range absent extraordinary circumstances. However, where a particular executive’s level of compensation falls in relation to these end points is a function of several subjective factors, which are discussed below. For our CEO and CFO, we blended the peer group data and survey data to determine these metrics, and weighted the data sets 65%/35%, respectively, for the CEO, and 60%/40% for the CFO, based on our assessment of the comparability of the peer group data to these positions. For our other named executive officers, we relied solely on survey data.

Our human resources compensation team also uses survey data to determine the annual baseline salary increase amounts to provide for all of our employees, worldwide. These baseline salary increase amounts vary among the many markets in which our employees work. Our named executives are eligible for these annual baseline salary increases, and this factor alone can account for a change in base salary of our named executives.

•  Second Step — Evaluating Individual Circumstances

To determine the appropriate use of the market data, we consider several person-specific factors. Our CEO subjectively evaluates whether the individual leadership, performance, skills, knowledge, and experience of the executive justify targeting a specific element more towards the 25th or 75th percentile (or potentially exceeding such boundaries), and makes applicable recommendations to the Compensation Committee. Our Compensation Committee considers the same factors with respect to our CEO and makes any applicable recommendations to the independent directors of the Board of Directors.

•   Third Step — Finalizing the Decision

The independent directors of our Board of Directors evaluate the recommendations of our Compensation Committee with respect to our CEO’s compensation, including the Compensation Committee’s rationale for where particular elements fall within the market data, and for any exercise of discretion, and has the authority to approve, disapprove or make changes to final compensation decisions. For 2008, the independent directors of the Board unanimously approved all of the Compensation Committee’s recommendations for the CEO.

The Compensation Committee makes a similar judgment about the CEO’s recommendations regarding our other named executives. For 2008, following a discussion with the Company’s management and advisors, the committee approved the CEO’s recommendations in full.

The results of our final compensation decisions for 2008 reflect the decision process described above. After taking into consideration the effect of individual circumstances for each position and the company performance factors, actual 2008 base pay and cash incentive targets established in 2008 for our named executive officers fell between the 40th and 50th percentiles of the market compensation data, other than for Mr. Arnett whose 2008 base pay and cash incentive target were above the 90th percentile.

Because the Committee awarded a two-year long-term incentive grant in 2007 to our CEO, Messrs Chevrier and Arnett and Ms. Powers, encompassing grants for both the years 2007 and 2008, the Committee’s 2008 long-term incentive grant decisions were limited to Messrs Baldwin and Mai, both of whom joined the company after the two year grant was awarded. The 2008 long-term incentive grant value for Mr. Baldwin fell at the 50th percentile of the market and the grant for Mr. Mai fell just under the 75th percentile of the market compensation data.

Our 2008 Compensation Decisions

Our material decisions affecting our 2008-named executive officer compensation consisted of:

•	determining appropriate changes to base salary and target annual incentive payments (as a percentage of base);

•	determining the performance metrics for our annual incentive plan;

•	determining long-term incentive grants for Messrs Baldwin and Mai; and

•	conducting a competitive analysis, and proposing to the independent directors of the full Board all terms and conditions contained within the CEO’s employment agreement.

Compensation Decisions for New Hires

Our compensation decisions surrounding hiring an external candidate for an executive position are guided primarily by our objectives of attracting talented individuals who can drive business success, and of recognizing individual leadership capability, skills, knowledge and responsibility. This approach requires us to consider the total value of the candidate’s existing compensation package (if any), as well as of any competing offers, and to offer a package that is, on the whole, attractive. We also consider whether the candidate will forfeit compensation by coming to work for us (e.g., unvested equity grants or annual cash incentive payments). These competitive factors may also cause us to consider offering severance arrangements, sign-on bonuses or other non-standard compensation elements. Finally, we will review our market data to determine a starting point for crafting our offer, but our Compensation Committee will exercise discretion in adjusting individual elements in order to be competitive. To the extent particular elements or the overall compensation package value are above market medians, we make the individual assessments of the value of the position to Dresser-Rand, and the potential impact of the individual in that position. These determinations are made by the Compensation Committee upon recommendation of our Chief Executive Officer for all positions other than CEO, and are made by the independent members of our Board of Directors for our Chief Executive Officer.

Adjusting Base Salaries

We identified a market based salary level for each named executive officer. We then made a subjective assessment of each executive’s leadership, performance, skills, and impact, and determined whether the base salary of each of our named executive officers other than our CEO was appropriately placed relative to our market guidelines. We determined that Ms. Powers’ base salary, based on the significant impact of her role and her personal leadership, performance and contributions to the Company, should be aligned more closely with the market median for her position. As such we approved a 27.3% increase to her salary. This salary increase resulted in her base salary being at the median of the market for her position. Further, we determined the aggregate base salary increase budget for US-based executives whose base salaries were generally aligned with the desired target market position would not exceed 3.5%, and granted each of Messrs. Baldwin, Mai, Chevrier, and Arnett a 3.0% increase in base salary.

Based on recommendations from our Compensation Committee, the independent members of our Board of Directors set our chief executive officer’s base salary in the same manner and determined that we should increase his base salary by 17.8% for 2008. The increase was the result of the following considerations:

•	our CEO’s existing base pay was below the 40th percentile of market;

•	in the three years since becoming a publicly traded entity, our CEO’s leadership and knowledge of the industry and markets in which we operate have resulted in a solid trend of increasing performance against the Company’s financial and operational objectives;

•	elimination of the Company’s material weaknesses with respect to financial reporting; and

•	our CEO’s vigilance, focus and progress in establishing an appropriate corporate culture in which conducting business ethically and legally is of the highest priority.

In consideration of the foregoing and in light of our CEO’s overall leadership, performance skills and impact, we provided an increase sufficient to position his base salary above the median of the market compensation data. The resulting increase left the CEO’s base salary between the 50th and 75th percentiles of the applicable market data. The Compensation Committee believed this position represents a better alignment of his base compensation with the market.

Annual Incentive Program

In structuring the awards for 2008, the Compensation Committee reviewed incentive target award levels (expressed for each executive as a percentage of base salary) for named executive officers compared to market data. The Compensation Committee set the objectives of the annual incentive plan to ensure that the plan continues to align our key management’s financial interests with those of our stockholders, and to reward individual performance towards key initiatives and strategies of the company. The independent directors of the Board of Directors approved the objectives and targets recommended by the Compensation Committee for our chief executive officer. Generally, all of our named executive officers are eligible for a non-equity annual incentive award.

•  Target Incentive Levels for the Named Executive Officers.

After evaluating the market data for each named executive officer, the Compensation Committee determined that no adjustment to the target incentive levels for the CEO and other named executive officers was warranted.

•  Plan Design

In reviewing the market data pertaining to maximum payout opportunities for the annual incentive plan, we determined that our current maximum payout opportunity of 150% was below market practice. The Compensation

Committee reviewed the data and approved to increase the maximum plan payout from 150% to 200% of target incentive. Additionally, the maximum payout that can be generated for each incentive component was increased to 250% of target. However, while each component may generate a payout up to 250%, the overall maximum payout as a percentage of target that can be earned is capped at 200% of target. The increase to 200% permits greater recognition for exceeding performance targets and is aligned with general market practice.

•  Plan Objectives.

The Compensation Committee reviewed the financial and individual objectives for our other named executive officers based on recommendations from our CEO, and recommended to the independent members of the Board the financial and individual objectives for the CEO. For 2008, financial objectives accounted for 80% of the award potential (70% in the case of our CEO), and were tied to financial results of operations of either the company as a whole or specific business unit or geographic divisions. In reviewing the minimum, target and maximum values of each financial objective, the Committee considers the following:

•	the aggregate cost of payments under various performance scenarios (threshold, target, maximum), and

•	the analysis of the level of difficulty in achieving the plan targets.

Individual objectives accounted for 20% of the award potential, were tied to items generally thought to be within the control of the individual, and support specific goals. The Compensation Committee approves the goals for Mr. Volpe and reviews the goals Mr. Volpe approves for his direct reports. For 2008, the independent directors of our Board also decided that 10% of our CEO’s award level would be determined at the discretion of the Board, based on recommendations by the Compensation Committee, after the conclusion of the performance period.

2008 Financial Objectives.  For 2008 the Compensation Committee determined that the corporate financial measures would consist of operating income and net working capital (“NWC”) as a percentage of sales. Operating income would be weighted at 62.5% and the NWC at 37.5% of the financial component. For each of the named executive officers, these corporate financial objectives accounted for between 60% and 80% of the total incentive opportunity. Mr. Chevrier, in addition to the corporate financial measures had specific financial measures related to his business unit.

We define “operating income” in the same way that it is defined in reference to U.S. Generally Accepted Accounting Principles (“GAAP”). We measure this objective quarterly on a year-to-date basis with each cumulative quarterly result carrying equal weight in the calculation of the operating income component. Our 2008 GAAP operating income included four unusual items that were not anticipated at the time we established our annual cash incentive targets. These items included the financial impact of (i) curtailment amendment/partial settlement in connection with a recently negotiated labor agreement at our Olean facility, (ii) curtailment amendment in connection with our implemented offer at our Painted Post facility, (iii) favorable earnings from three acquisitions, and (iv) losses due to hurricanes Gustav and Ike. The net impact of excluding these items over the full period would result in a $12.7 million reduction of our 2008 operating income. After careful consideration of these items and approval by our Compensation Committee, we used an operating income figure for 2008 that excluded these items, resulting in a lower operating income result for the 2008 annual incentive calculation and thus a lower calculated incentive result for the operating income component.

We define “net working capital” as the net of:

•	accounts receivable, less allowances for losses;

•	inventories, net;

•	prepaid expenses;

•	accounts payable and accruals; and

•	customer advance payments.

In calculating average net working capital, we used NWC at the end of each of the 12 calendar months and divided by 12. This result was then divided by the 2008 annual consolidated sales to determine the net working capital to sales ratio.

The Compensation Committee approved these financial measures because it believes maximizing operating income and minimizing net working capital as a percentage of sales are direct contributors to increasing stockholder value, consistent with our strategic initiatives. The objectives of Messrs. Volpe, Baldwin, Arnett and Mai and Ms. Powers are measured on a company-wide basis and Mr. Chevrier’s objectives are based on results of both a company-wide basis and the results of the North American Operations business unit for which he had direct responsibility.

We determined the percentage by which the actual weighted financial results compared to the financial objective. The executive could earn between 0% and 250% of his/her target percentage of base salary based on performance in relation to each financial objective component, with the threshold of the award being available beginning at 80.1% of the objective, the maximum being available at 125% of the objective, and 100% being available for 100% of the objective. However, as discussed above the total incentive cash payment is capped at 200% of the incentive award target. We vary the scale of the payout over the range of potential results in a manner that disproportionately penalizes performance at less than 90% achievement compared to the benefit of performance between 90% and 100% achievement.

The operating income objective was set at a level that was within our management’s annual operating plan (budget) approved by the Board for such numbers. Achieving our budgeted numbers would require a significant year-over-year improvement in those metrics from 2007. At the time they were set, we believed the threshold levels were very likely achievable, that the targets were challenging but achievable, and that the maximum levels were not reasonably likely to be achieved, but were nevertheless achievable. Our actual achievement with respect to operating income performance resulted in a payment of 154.5% of target.

The net working capital objective was set at a level that was considerably better than that of our peer group. The target level of achievement is viewed as best in class and aggressive compared to industry norms. The Company performed well in 2008 and especially with respect to our efforts to minimize the investment in net working capital. Our achievement against the net working capital as a percentage of sales objective resulted in a maximum payment of 250% of target.

2008 Individual Objectives For 2008, the Compensation Committee determined that there would be between three and five individual objectives for each named executive officer. These objectives:

•	are established at the beginning of the performance period;

•	may be qualitative or quantitative in nature; and

•	may be weighted differently depending upon the level of challenge and impact of the objective and other factors associated with achieving each particular objective.

Consistent with our goal of recognizing individual skills, leadership, responsibility and performance, our CEO submitted to the Compensation Committee for approval his proposal as to the individual objectives and associated weightings each of the named executive officers, including himself. These individual objectives reinforced the Company’s strategic objectives and the specific performance criteria were customized for each named executive officer’s position responsibilities in order to maximize each named executive officer’s impact on achievement of the Company’s performance goals.

In 2008 the common individual objectives for our named executive officers included the following:

•	continued growth through acquisition and through organic means;

•	improvements in strategic planning and long range planning processes;

•	improvements in safety performance;

•	talent acquisition, management and development;

•	improvement in year over year results for on-time delivery, scrap, rework and cost of quality; and

•	continued focus on compliance programs.

In early 2009, the CEO evaluated the other named executive officers’ performance of these objectives using various qualitative and quantitative criteria for each, with a view to determining an overall achievement rating for the individual objectives. In setting the overall achievement rating, the CEO also considered each executive’s own self assessment of achievement, as well as whether unforeseen factors arose during 2008 that would justify adjusting the overall achievement rating on a discretionary basis. The Compensation Committee conducted a similar assessment with respect to the CEO’s performance towards his individual objectives, including the CEO’s self-assessment.

No single individual objective for a named executive officer contributed to more than 5% of the total potential incentive award. Guidance for payout percentages for the individual component of the annual incentive calculation is based on performance: unacceptable-poor performance 0% to 80%; satisfactory performance (achieved results at targeted level of performance) 81% to 100%; very good performance 101% to 150%; and outstanding performance 151% to 250%. However, the total annual incentive payment is limited to 200% of target incentive.

Discretionary Incentive Element.  In designing the CEO’s 2008 incentive mix, the Compensation Committee established that 10% of the CEO’s total incentive would be determined at the discretion of the independent directors of our Board of Directors. This discretionary incentive plan element applies exclusively to the CEO. For 2008, the Compensation Committee considered the company’s overall performance and the CEO’s individual leadership impact on that performance in establishing the amount of the discretionary incentive element. Given the Compensation Committee’s view of the company’s performance and the CEO’s achievements, the Compensation Committee recommended (and the independent directors of our full Board approved) that the CEO receive 200% of the discretionary element.

Final Award Calculation.  The award for each named executive is determined by multiplying (a) the achievement rating for each objective, times (b) the weighting for such objective, times (c) the target award level (as a percentage of base salary), times (d) the base salary rate at December 31, 2008. We then sum these products for all the objectives to arrive at the final award amount. If the final calculated award exceeds 200% of the executive’s target incentive level, the actual award granted will be reduced to 200% of his or her target incentive level. For 2008 the calculated annual incentive award values for our CEO and each of our executive officers were below the 200% maximum level. The following table summarizes the results of these calculations for 2008:

		Annual	Financial	Individual	Discretionary		Total
	Base	Incentive	Objectives($)	Objectives($)	Achievement	Total	Award
	Salary($)	Target($)	Weight 70%	Weight 20%	Weight 10%	Award($)(1)	% of target

Vincent R. Volpe Jr.	825,000	825,000	1,098,873	280,500	165,000	$1,550,000	187.9%

		Annual	Financial	Individual		Total
	Base	Incentive	Objectives($)	Objectives($)	Total	Award
	Salary($)	Target($)	Weight 80%	Weight 20%	Award($)(1)	% of target

Mark E. Baldwin	362,250	271,688	413,576	76,073	489,700	180.2%
Lonnie A. Arnett(2)	300,504	137,731	209,661	33,139	242,800	176.3%
Jean-Francois Chevier	295,157	147,579	186,687	35,419	222,200	150.6%
Mark F. Mai	334,750	167,375	254,786	60,255	315,100	188.3%
Elizabeth C. Powers	331,000	165,500	251,932	59,580	311,600	188.3%

(1)	The total award amounts were rounded.

(2)	The calculated annual incentive value for Mr. Arnett was prorated for time worked.

Long-Term Incentives

The majority of our named executive officers received a two-year long-term incentive grant in 2007 that encompassed both the 2007 grant and a grant that each would have otherwise been awarded in 2008. The Compensation Committee made this decision to achieve the objectives of reinforcing the importance for the executive leadership team to hold a significant equity stake in the company, and to compensate for the discontinued benefits resulting from the termination of the former controlling shareholder’s equity program. We believe this action further aligned the interests of those executive officers with those of our stockholders, increased our leadership’s focus on stockholder value creation and encouraged the retention of our executive team.

Our CEO, Messrs. Chevrier and Arnett and Ms. Powers received a two year long-term incentive grant in 2007 for the benefit of the years 2007 and 2008. Those executives hired after the 2007 annual long-term incentive grant date of February 15, 2007, were not provided with a two-year equity grant. Therefore, in 2008 the Compensation Committee’s long-term incentive grant determinations were limited to Messrs. Baldwin and Mai.

In designing the 2008 long-term incentive program, the Compensation Committee determined that the design agreed in 2007 would be maintained. This design included:

•	stock options or stock appreciation rights, weighted at 60% of total grant value; and

•	restricted stock or restricted stock units, weighted at 40% of total grant value.

We view stock options and appreciation rights as long-term incentive vehicles that drive and reward stockholder value creation (with significant downside risk for the recipient), and view restricted stock and restricted stock units as having significant current value (with lower risk of loss of value for the recipient). Both types of grants support all of our compensation objectives, and both primarily support our goal of alignment of interest with stockholders. In determining the mix of these two types of equity grants, our Compensation Committee’s principal goal was to provide value to the executives for future growth in stockholder value and, thus, weighted the award of stock options and stock appreciation rights more heavily. The Compensation Committee included the element of restricted stock and restricted stock units to encourage retention of our executives and to balance the long-term incentive portfolio.

Vesting of shares associated with the stock option and restricted stock grants attributable to the 2008 grants to Messrs. Baldwin and Mai occurs 25% in each of the first four anniversaries following the grant date. The expiration date of such stock options is set to occur on the date of the tenth anniversary of the grant date.

In determining long-term incentive awards the Compensation Committee applied individual factors to market-based long-term incentive target levels provided by PM&P in late 2007 (expressed for each executive as a multiple of base salary) for each named executive officer. The Compensation Committee approved the grants to Messrs. Baldwin and Mai based on recommendations from our CEO. As a result of this process, the grant values as a multiple of base salary for both executives are as follows:

	Base		Actual
Name	Salary(1)	Multiple	Grant Date Value(2)

Mark E. Baldwin	$350,000	2.3	$805,000
Mark F. Mai	$325,000	1.9	$617,000

(1)	Represents the base salary at time of grant for each named executive officer at the time the awards were calculated, not the actual base salary received in 2008.

(2)	Calculated as the product of the base salary rate times the multiple. The resulting value is rounded to the nearest $1,000.

Mr. Baldwin received a long-term incentive grant incorporating a multiple of base salary that was at the median of the market data. In recognition of Mr. Mai’s immediate, significant and positive impact on the company’s legal function, its processes and its infrastructure, he was awarded a long-term incentive grant incorporating a multiple of base salary that was slightly under the 75th percentile of the market.

Stock Ownership Guidelines

The Compensation Committee elected not to make changes to its existing stock ownership guidelines. The Compensation Committee continues to believe that maintaining stock ownership guidelines is an important means of encouraging the executive leadership team to acquire and hold a significant ownership stake in our stock. Under these guidelines, members of the executive leadership team, including the named executive officers, are expected to hold common stock having a value derived through applying a targeted multiple to his or her base salary.

The targeted multiples vary among the executives depending upon their position and responsibilities. Our stock ownership guidelines recommend a multiple of 10 times base salary for the CEO, a multiple of four times base salary for the CFO and a multiple of three times base salary for the other named executive officers. Each member of the executive leadership team covered by our stock ownership guidelines is expected to retain at least 50 percent of the shares acquired under awards granted under our long-term incentive program until he or she achieves the ownership target (excluding any shares sold or forfeited to satisfy withholding obligations or to “net exercise” any option). For purposes of these guidelines, stock ownership includes shares over which the holder has direct or indirect ownership or control, including restricted stock and restricted stock units, but does not include unexercised stock options. We expect our named executives to meet the guidelines within five years of being appointed to an executive officer position. The Compensation Committee intends to review each named executive officer’s progress toward achievement of targeted ownership on an annual basis.

Stock Plan Governance and Administration

In designing the long-term incentive program the Compensation Committee considered the impact of shares granted on the total number of Dresser-Rand shares outstanding. Specifically, prior to finalizing and implementing the long-term incentive program, the Compensation Committee reviewed the percentage of estimated total shares to be granted to the executive leadership team and grants to all other participants, as a percentage of total common shares outstanding. We performed this calculation and subsequent analysis in order to compare the proposed annual share grants with both best practice guidelines set forth by Risk Metrics Group as well as with our peer companies.

In calculating the percentage of estimated shares to be granted, the estimated full value awards to be granted were converted to option equivalents. We then compared the result of this calculation (the “utilization rate”) to the utilization rates for our peer companies indicated under the heading “Determining Executive Compensation.” The Compensation Committee determined that our 2008 utilization rate was above the 25th percentile of the utilization rates for the group of peer companies. This result was within both Risk Metrics Group guidelines and what the Compensation Committee believed to be an acceptable range in comparison to our peer companies.

In light of options dating issues affecting other companies, the Compensation Committee continued its previously adopted practice of establishing fixed dates on which equity grants could occur in 2008. Six successive fixed dates of February 15, March 14, May 15, August 15, November 17, and December 29 were established for subsequent new hire or special grants.

Post-Employment (Retirement and Severance) Benefits

We believe post-employment benefits are an essential, although less prominent, part of a competitive compensation program. Our post-employment benefits consist of qualified and non-qualified retirement plans, as well as severance arrangements for some of our named executive officers.

•  Retirement Benefits.

In 2008, the following defined contribution savings programs were sponsored by the Company:

•	Dresser-Rand Company Retirement Savings Plan (the “Qualified Retirement Savings Plan”), a tax-qualified, defined contribution plan with a 401(k) feature that provides non-matching and Company matching contributions on pre- and post-tax deferrals; and

•	Dresser-Rand Company Non-Qualified Retirement Plan (the “Non-Qualified Retirement Plan”), a non-tax-qualified defined contribution plan for a select group of management and highly compensated employees that provides company-matching contributions on pre-tax deferrals of base salary and/or annual incentive payments expressed as a percentage of the base salary and/or incentive payment.

Mr. Volpe has accrued benefits under two frozen plans described more fully under the heading “Pension Benefits for 2008.”

•  Severance Arrangements

A description of the severance arrangements applicable to our named executive officers can be found below under the heading “Potential Payments Upon Termination or Change in Control.”

Perquisites

Our use of perquisites as an element of compensation is limited and is not viewed as a significant component of our compensation structure. For approximately six months in 2008, Mr. Volpe was provided with a leased automobile whereby the Company paid the lease and associated costs, including fuel, insurance and repairs. Per the terms of Mr. Volpe’s employment agreement, amended and restated on June 11, 2008, his company-paid, leased automobile was eliminated. Mr. Volpe’s base salary as adjusted April 1 took into account his acknowledgement that this benefit would be withdrawn in his revised employment agreement. Mr. Volpe was given the option to purchase his former leased vehicle for its book value. Mr. Volpe elected to take advantage of this option.

Employment Agreements and Arrangements

Vincent R. Volpe Jr.

On June 11, 2008, the Company entered into an amended and restated employment agreement (the “Agreement”) with Vincent R. Volpe Jr., the Company’s President and Chief Executive Officer. Dresser-Rand Holdings, LLC was a party to Mr. Volpe’s original employment agreement and has signed this Agreement solely to acknowledge its consent and to waive any previous rights it had under the original agreement. Mr. Volpe’s term of employment expires on June 10, 2011, but will be automatically extended for one additional year on June 11 of each year unless the Company provides timely written notice to the contrary. The term will expire upon Mr. Volpe’s attainment of age 65 or his earlier termination under the Agreement. Mr. Volpe’s annual base salary is to be no less than it was prior to June 11, 2008, and his total compensation will be reviewed by the Company’s Board of Directors at least once every 12 months. Annual non-equity incentive compensation will be determined by the Board in accordance with the terms and conditions of the Company’s Annual Incentive Plan.

Under the agreement, Mr. Volpe is also entitled to benefits in accordance with the terms and conditions of the benefit plans and programs maintained by us for individuals in positions comparable to Mr. Volpe.

The Company has agreed to indemnify Mr. Volpe to the fullest extent permitted by law against all liabilities resulting from his performance of services for the Company and to advance reasonable expenses incurred by Mr. Volpe in connection with any proceeding to which he is a party because of his service to the Company.

The employment agreement with Mr. Volpe also contains provisions relating to a covenant not to compete and post-employment compensation, which are described below under the heading “Potential Payments Upon Termination or Change in Control.”

Mark E Baldwin

Pursuant to the employment offer letter provided to Mr. Baldwin, the company agreed to provide for certain severance benefits. The benefit level for Mr. Baldwin will be no less than two years equivalent of salary and annual bonus for change in control. In addition, Mr. Baldwin will be eligible for severance of 18 months base salary plus annual bonus at target if he is terminated by the company for any reason other than just cause. The Company and Compensation Committee of the Board are currently reviewing proposals for a change in control policy which will contain terms normal and customary for such agreements.

Mark F. Mai

Pursuant to the employment offer letter provided to Mr. Mai, the company agreed to provide for certain severance benefits. The benefit level for Mr. Mai will be no less than one year equivalent of salary and annual target bonus for a change in control. In addition, Mr. Mai will be eligible for severance of 12 months base salary plus annual bonus at target if he is terminated by the company for any reason other than just cause. The Company and

Compensation Committee of the Board are currently reviewing proposals for a change in control and severance policy which will contain terms normal and customary for such agreements.

Jean-Francois Chevrier

On July 25, 1990, we entered into an employment agreement with Mr. Chevrier pursuant to which he became the Le Havre, France Plant Director. Mr. Chevrier’s employment agreement has an indefinite term. Under the agreement, Mr. Chevrier is eligible for participation in our bonus plan based upon the financial results of the company. Mr. Chevrier’s bonus is currently targeted at 50% of his annual base salary. Mr. Chevrier will not receive less than 10% of his annual base salary. The Company has the discretion to provide a greater bonus or additional incentives, which was the case in 2008. See “Our 2008 Compensation Decisions — Annual Incentive Program.” As part of his international assignment agreement, Mr. Chevrier is provided a vehicle for business purposes and will be reimbursed by the company for all service, repair and maintenance costs for the vehicle.

Lonnie A. Arnett

At the time of Mr. Arnett’s retirement from the Company in the fourth quarter of 2008, in recognition of Mr. Arnett’s contributions and service to the Company, we approved (a) a pro rata incentive payment, the calculation of which was to be based on the Company’s actual 2008 performance pursuant to its annual incentive plan, (b) the acceleration of the vesting of all of Mr. Arnett’s outstanding equity grants to coincide with his last day of employment with the Company on November 30, 2008, and (c) the extension of the period during which Mr. Arnett may exercise all of his options to November 30, 2009. All of these benefits were conditioned upon his signing the Company’s release and non-solicitation agreements.

Other Considerations — The Corporate Tax Deduction on Compensation in Excess of $1 Million a Year

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits to $1 million the deductibility of compensation paid by a public company to any employee who on the last day of the year is the CEO or one of the three other most highly compensated officers

The Compensation Committee considers the impact of this rule when developing and implementing the various elements of Dresser-Rand’s executive compensation program. We believe that it is important to preserve flexibility in administering compensation programs. Accordingly, Dresser-Rand has not adopted a policy that all compensation must qualify as deductible under Section 162(m), and amounts paid through the various elements of our compensation program may be determined to not qualify. Where applicable, we will try to maximize deductibility under Section 162(m); however, we will do so only to the extent that the action is not in conflict with the best interests of our stockholders.

Summary Compensation Table

The following table summarizes the compensation of our Chief Executive Officer, Chief Financial Officer and the next three most highly compensated executive officers for 2008, 2007 and 2006. We refer to these individuals as our named executive officers.

						Change in
						Pension
						Value and
					Non-Equity	Nonqualified
					Incentive	Deferred
Name and			Stock	Option	Plan	Compensation	All Other
Principal Position	Year	Salary	Awards(1)	Awards(1)	Compensation(2)	Earnings(3)	Compensation(6)	Total

Vincent R. Volpe Jr.	2008	$793,750	$380,123	$594,058	$1,550,000	$8,380	$192,640	$3,518,951
President and Chief	2007	$675,000	$332,540	$519,685	$893,700	$0	$1,091,287	$3,512,212
Executive Officer	2006	$600,000	$0	$0	$600,000	$8,559	$10,958,964	$12,167,523

Mark E. Baldwin	2008	$359,187	$130,802	$203,206	$489,700	$0	$16,100	$1,198,995
Executive Vice President	2007	$154,340	$22,499	$33,753	$130,300	$0	$4,630	$345,522
and Chief Financial Officer

Lonnie A. Arnett	2008	$273,272	$614,835	$70,812	$242,800	$0	$61,377	$1,263,096
Vice President and	2007	$289,620	$311,062	$63,670	$429,500	$0	$56,602	$1,150,454
Chief Accounting Officer(4)	2006	$281,186	$156,455	$521,976	$279,400	$0	$39,670	$1,278,687

Jean-Francois Chevrier	2008	$293,512	$49,545	($48,604)	$222,200	$0	$342,056	$858,709
Vice President	2007	$299,185	$43,342	$129,768	$165,000	$0	$245,464	$882,759
North American Operations(5)	2006	$244,684	$0	$0	$89,000	$0	$1,087,871	$1,421,554

Mark F. Mai	2008	$332,313	$320,729	$176,872	$315,100	$0	$49,331	$1,194,345
Vice President, General Counsel and Secretary

Elizabeth C. Powers	2008	$313,250	$39,789	$62,189	$311,600	$0	$65,393	$792,221
Vice President and Chief Administrative Officer

(1)	Amounts represent the dollar amount of expense, without any reduction for risk of forfeiture, recognized for financial statement reporting purposes in the year shown for all awards granted in that year and previous years calculated in accordance with the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment (“FAS 123R”). We used the same assumptions to calculate these amounts as we used for financial statement reporting purposes. Information about these assumptions can be found in Note 17 to our financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2008, Note 17 to our financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2007, and Note 19 to our financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2006.

(2)	Represents payments earned under the Annual Incentive Plan in the year shown that were paid to the named executive officers in the following year. Additional information regarding the determination of the payments under the Annual Incentive Plan for 2008 is included in the Compensation Discussion and Analysis under the subheading “Our 2008 Compensation Decisions — Annual Incentive Program.”

(3)	Represents the aggregate increase in actuarial present value for benefits previously earned under the frozen Dresser-Rand Pension Plan and the frozen Dresser-Rand SERP Plan. The discount rate used in calculating the present value of accumulated benefits was 5.6% on November 30, 2006 and 6.1% on November 30, 2007 and December 31, 2008. These are the same rates used for preparation of the Company’s pension plan financial statement disclosure information at those measurement dates. For the purpose of these calculations the participants are assumed to commence pension payments at age 65 (normal retirement date) regardless of their current eligibility for early retirement. A discussion of the assumptions made in determining this increase is included following the tabled entitled “Pension Benefits for 2008.” The year-over-year change in actuarial present value of benefits for 2007 resulted in a negative sum of $4,606 for Mr. Volpe.

(4)	Mr. Arnett’s salary in 2008 for the full year would have been $298,314. Mr. Arnett retired from the Company effective November 30, 2008.

(5)	Base salary and non-equity incentive plan compensation payment were paid to Mr. Chevrier in Euros. The amounts shown in the table are based on the currency exchange rate of 1.3974 for the U.S. Dollar and the Euro in effect on December 31, 2008.

(6)	The amounts shown in the “All other Compensation” column for 2008 include the following:

		Company		Personal
		Qualified	Company	Use of		Tax
		Retirement	Non-Qualified	Leased	International	Assistance
		Savings	Retirement	Car	Assignment	for
		Plan	Plan	and	Related	Relocation	Other	Relocation
Named Executive		Contributions	Contributions	Aircraft	Compensation	Assistance	Income	Expenses
Officer	Year	(a)	(b)	(c)	(d)	(e)	(f)	(g)	Total

Vincent R. Volpe Jr.	2008	$22,080	$150,000	$15,003	$0	$0	$5,557	$0	$192,640
Mark E. Baldwin	2008	$16,100	$0	$0	$0	$0	$0	$0	$16,100
Lonnie A. Arnett	2008	$16,100	$45,277	$0	$0	$0	$0	$0	$61,377
Jean-Francois Chevrier	2008	$0	$0	$5,139	$41,613	$285,578	$0	$9,725	$342,055
Mark F. Mai	2008	$16,100	$33,231	$0	$0	$0	$0	$0	$49,331
Elizabeth C. Powers	2008	$13,212	$48,105	$0	$0	$0	$4,076	$0	$65,393

(a)	Our U.S. named executive officers are eligible to participate in the Qualified Retirement Savings Plan and are eligible for employer contributions on the same basis as all other participating employees. Non-matching Company contributions to the Qualified Retirement Savings Plan are subject to three-year cliff-vesting; all matching contributions are vested immediately. In 2008 we matched employee contributions up to 4% of compensation and contributed an additional 3% of compensation to the Qualified Retirement Savings Plan for each of the named executive officers. The values in this column represent the total of all 2008 Company contributions made on behalf of each named executive officer for this plan.

(b)	Our U.S. named executive officers are eligible to participate in the Non-Qualified Retirement Plan. The values in this column represent the total of all 2008 Company contributions made on behalf of each named executive officer under this plan. Additional details regarding this plan are shown in the table titled “Non-Qualified Deferred Compensation for 2008.”

(c)	The value in this column represents the incremental cost associated with Mr. Volpe’s personal use of a company car and the incremental benefit to him associated with certain air travel. The cost associated with his personal use of the car was $8,721. After applying IRS regulations, an additional amount of $6,282 was imputed as income to Mr. Volpe for guests that accompanied him on an aircraft leased by the company during business travel, after taking into account his payment to the company of $10,709 for first class equivalent fares for such guests in accordance with a policy adopted by the Company.

Mr. Chevrier received the use of a company car as part of his relocation benefits.

(d)	Mr. Chevrier received payments for rent, utilities and other allowances of $41,613 as part of his relocation benefits.

(e)	Mr. Chevrier received payments of $160,401 for the prior year’s tax equalization and $125,177 in gross-up payments for relocation related benefits.

(f)	Dresser-Rand paid $4,848 in additional NQRP tax and $709 for Group Term life insurance for Mr. Volpe. Dresser-Rand paid $2,758 for additional FICA tax and $1,317 in NQRP tax for Ms. Powers.

(g)	Mr. Chevrier received payments for household goods storage and insurance as part of his relocation benefits.

Grants of Plan-Based Awards for 2008

The following table provides details about the plan-based awards granted to our named executive officers for 2008.

						All
						Other			Grant
						Stock	All Other		Date
						Awards:	Option		Fair
						Number of	Awards:	Exercise	Value
						Shares	Number of	or Base	of Stock
		Compensation				of	Securities	Price of	and
	Grant	Committee	Estimated Possible Payouts Under			Stock or	Underlying	Option	Option
	Date	Approval	Non-Equity Incentive Plan Awards(2)			Units	Options	Awards	Awards
Name	(1)	Date	Threshold	Target	Maximum	(3)	(3)	($/sh)(4)	(5)

Vincent R. Volpe Jr.	—	—	$6,600	$825,000	$1,650,000	—	—	—	—
Mark E. Baldwin	—	—	$2,174	$271,688	$543,375	—	—	—	—
	2/15/2008	2/11/2008	—	—	—	9,320	—	—	$322,192
	2/15/2008	2/11/2008	—	—	—	—	38,130	$34.57	$515,136
Lonnie A. Arnett(6)	—	—	$1,102	$137,731	$275,462	—	—	—	—
Jean-Francois Chevrier	—	—	$1,181	$147,578	$295,157	—	—	—	—
Mark F. Mai	—	—	$1,339	$167,375	$334,750	—	—	—	—
	2/15/2008	2/11/2008	—	—	—	5,270	—	—	$182,184
	2/15/2008	2/11/2008	—	—	—	—	21,550	$34.57	$291,141
	5/15/2008	2/11/2008	—	—	—	1,612	—	—	$64,883
	5/15/2008	2/11/2008	—	—	—	—	5,964	$40.25	$97,099
Elizabeth C. Powers	—	—	$1,324	$165,500	$331,000	—	—	—	—

(1)	The Compensation Committee established 6 dates for granting equity awards in 2008: February 15, March 14, May 15, August 15, and November 15, and December 29.

(2)	These columns show the range of payouts targeted for 2008 performance under the Annual Incentive Plan. The amount shown in the “target” column represents the incentive payment that will be earned by each named executive officer if 100% of the performance objectives are achieved. The amount shown in the “maximum” column represents the maximum amount payable of 200% of the target under the Annual Incentive Plan. The amount shown in the “threshold” column represents the amount payable under the Annual Incentive Plan if only the minimum level of performance is achieved on the financial performance objectives (namely 80.1%), which is 0.8% of the target amount for the financial objectives and such 0.8% is applicable to the level of performance for the individual objectives. Additional information regarding the Annual Incentive Plan and the criteria applied in determining the amounts payable under the Annual Incentive Plan can be found in the Compensation Discussion and Analysis under the subheading “Our 2008 Compensation Decisions — Annual Incentive Program.” The actual amount of incentive bonus earned by each named executive officer in 2008 is reported in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.

(3)	In 2007, each of the named executive officers (other than Messrs. Baldwin and Mai who had not been hired yet) simultaneously received stock and option awards for both 2007 and 2008. The awards granted to Messrs. Baldwin and Mai in 2008 vest 25% each year beginning on the first anniversary of the grant date.

(4)	The exercise price is the closing market price of our common stock on the grant date.

(5)	See Note 17 to our financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2008, for more information about the assumptions used to determine these amounts.

(6)	The target amount for Mr. Arnett is prorated to 11 months as he retired from the Company effective November 30, 2008.

Holders of restricted stock are entitled to dividends at the same rate as holders of unrestricted shares of our common stock.

A description of the employment agreements and arrangements we have entered into with our named executive officers is included in Compensation Discussion and Analysis under the heading “Employment Agreements and Arrangements.”

Outstanding Equity Awards at the End of 2008

The following table provides details about outstanding equity awards held by our named executive officers on December 31, 2008.

	Option Awards					Stock Awards
							Market
	Number of	Number of				Number of	Value of
	Securities	Securities				Shares or	Shares or
	Underlying	Underlying				Units of	Units of
	Unexercised	Unexercised		Option	Option	Stock That	Stock That
	Options	Options		Exercise	Expiration	Have Not	Have Not
Name	Exercisable	Unexercisable		Price	Date	Vested	Vested(1)

Vincent R. Volpe Jr.	38,620	115,860	(2)	$25.50	2/15/2017	—	—
	—	145,660	(3)	$25.50	2/15/2017	—	—
	—	—		—	—	70,205	$1,211,036
Mark E. Baldwin	6,347	19,043	(2)	$35.34	8/15/2017	—	—
	—	38,130	(2)	$34.57	2/15/2018	—	—
	—	—		—	—	14,414	$248,642
Lonnie A. Arnett(4)	57,463	—		$21.00	11/30/2009	—	—
	11,210	0		$25.50	11/30/2009	—	—
Jean-Francois Chevrier(5)	5,100	15,300	(2)	$25.50	2/15/2017	—	—
	—	18,490	(3)	$25.50	2/15/2017	—	—
	—	—		—	—	9,065	$156,371
Mark F. Mai	5,654	16,965	(2)	$35.18	11/15/2017	—	—
	—	21,550	(2)	$34.57	2/15/2018	—	—
	—	5,964	(2)	$40.25	5/15/2018	—	—
	—	—		—	—	15,197	$262,148
Elizabeth C. Powers	4,095	12,285	(2)	$25.50	2/15/2017	—	—
	—	14,850	(3)	$25.50	2/15/2017	—	—
	—	—		—	—	7,280	$125,580

(1)	Market value is calculated by multiplying the closing market price of our common stock on December 31, 2008 ($17.25) by the number of shares that have not vested.

(2)	Awards vest 25% each year, beginning on the first anniversary of the grant date.

(3)	Awards vest 25% each year, beginning on the second anniversary of the grant date.

(4)	The vesting date for all of Mr. Arnett’s outstanding option grants was accelerated to November 30, 2008. Additional detail can be found in the section on Mr. Arnett’s post-employment arrangements in the Compensation Discussion and Analysis above.

(5)	Options and shares shown consist of stock appreciation rights and restricted stock units.

Options Exercised and Stock Vested in 2008

The following table provides details about options that were exercised and restricted stock that vested during 2008.

			Stock Awards
	Option Awards		Number of Shares
	Number of Shares	Value Realized Upon	Acquired on	Value Realized on
	Acquired on	Exercise	Vesting	Vesting
Name	Exercise	(1)	(2)	(3)

Vincent R. Volpe Jr.	—	—	9,805	$338,959
Mark E. Baldwin	—	—	1,697	$63,247
Lonnie A. Arnett	50,000	$856,500	37,650	$855,306
Jean-Francois Chevrier	—	—	1,295	$44,768
Mark F. Mai	—	—	5,614	$194,076
Elizabeth C. Powers	—	—	1,040	$35,953

(1)	Value is calculated by multiplying (a) the number of shares acquired on exercise by (b) the difference between the market price of our common stock at the time of exercise and the exercise price.

(2)	We withheld shares to cover the taxes due upon vesting. The number of shares withheld for each executive is:

•	Mr. Volpe — 2,611;

•	Mr. Baldwin — 449;

•	Mr. Arnett — 13,183;

•	Mr. Chevrier — 259;

•	Mr. Mai — 1,588; and

•	Ms. Powers — 339.

The amount shown in the table does not give effect to the withholding of these shares.

(3)	Value is calculated by multiplying (a) the closing market price of our common stock on the vesting date by (b) the number of shares of stock that vested.

Pension Benefits for 2008

The following table sets forth the present value of accrued pension plan benefits for each of our eligible named executive officers as of the end of 2008.

			Present Value of
		Number of Years	Accumulated	Payments During
Name	Plan Name	Credited Service	Benefit(1)	Last Fiscal Year

Vincent R. Volpe Jr.	Pension Plan for Employees of Dresser-Rand Company	12.92	$87,777	$0
	Supplemental Executive Retirement Plan of Dresser-Rand Company	12.92	$46,777	$0

(1)	The calculation of present value of accumulated benefit assumes retirement at age 65, a discount rate of 6.1 percent and the RP2000 mortality for healthy males and females.

Other than Mr. Volpe, none of the other named executive officers are eligible to participate in any defined benefit pension plans sponsored by the Company. As of December 31, 2008, Dresser Rand Company sponsored the Pension Plan for Employees of Dresser-Rand Company (“Dresser-Rand Pension Plan”) and the Supplemental Executive Retirement Plan of Dresser-Rand Company (“SERP”) for salaried employees. The benefits under these plans were based on final average pay and service at retirement, subject to applicable offsets. Effective March 31, 1998, Dresser-Rand Company amended both plans to cease benefit accruals for non-bargaining unit employees as of that date. That is, for non-bargaining unit employees hired prior to March 31, 1998, their accrued benefits under the Dresser-Rand Pension Plan were frozen and no additional accruals due to service and or pay were granted.

Mr. Volpe has accrued benefits under both of these plans. As of December 31, 2008, Mr. Volpe has an estimated monthly accrued pension benefits of $1,638. The benefit amounts are payable at age 65 as a single life annuity and represent the benefit payable from both the Dresser-Rand Pension Plan and the SERP Plan. These benefit amounts are fixed obligations and will not increase with future pay and/or service levels. Other actuarial equivalent distribution options are available to them under the qualified pension plan, such as a 100% Joint & Survivor option, 50% Joint & Survivor option and 10 Year Period Certain. Only the 50% Joint & Survivor option is available under the SERP Plan.

The normal retirement age is 65 for both the Dresser-Rand Pension Plan and the SERP Plan. The Dresser-Rand Pension Plan permits participants who possess at least 9 years of benefit credit service upon termination of employment to begin receiving pension benefits anytime on or after their 55th birthday. Mr. Volpe is not yet eligible for payment under the terms of either of these plans.

Balances and earnings attributable to these plans are disclosed as applicable in the Summary Compensation Table and the Non-Qualified Deferred Compensation Table.

The retirement reduction factors for both the Dresser-Rand Pension Plan and the SERP Plan are as follows:

Age when	Percent of Age 65 Benefit
Benefits	that is Payable Upon
Commence	Retirement

65	100%
64	90.69%
63	82.48%
62	75.22%
61	68.77%
60	63.02%
59	57.88%
58	53.27%
57	49.12%
56	45.38%
55	41.99%

Non-Qualified Deferred Compensation for 2008

The following table summarizes the compensation provided to our named executive officers under our non-qualified deferred compensation plans for 2008.

		Executive	Registrant	Aggregate	Aggregate	Aggregate
		Contributions	Contributions	Earnings	Withdrawals/	Balance at
Name	Plan Name	in Last FY	in Last FY(1)	in Last FY	Distributions	Last FYE

Vincent R. Volpe Jr.	Non-Qualified Retirement Plan	$168,745	$150,000	($329,771)	$0	$1,535,145
Mark E. Baldwin	Non-Qualified Retirement Plan	$0	$0	$0	$0	$0
Lonnie A. Arnett	Non-Qualified Retirement Plan	$45,277	$45,277	($56,497)	$0	$144,875
Jean-Francois Chevrier	Not Eligible	—	—	—	—	—
Mark F. Mai	Non-Qualified Retirement Plan	$33,231	$33,231	($17,368)	$0	$49,094
Elizabeth C. Powers	Non-Qualified Retirement Plan	$48,105	$48,105	($36,048)	$0	$107,519

(1)	Amounts shown in this column are included in the Summary Compensation Table in the “All Other Compensation” column.

Balances in the following frozen plans were merged into the Non-Qualified Retirement Plan in 2008:

•	ERISA Company Compensation Limit Plan for Dresser-Rand Company (the “Compensation Limit Plan”), frozen in 2006; and

•	ERISA Excess Benefit Plan for Dresser-Rand Company (the “Excess Plan”), frozen in 2006.

Participation in the Non-Qualified Retirement Plan is voluntary and is determined through an annual enrollment process. Other features of the Non-Qualified Retirement Plan include:

•	Two different participation and matching levels as follows:

•	Tier 1 is applicable to our U.S. executives, including our named executive officers, and provides 100% matching of every dollar the participant contributes into the Plan, up to 10% of earnings and/or incentive deferrals to a maximum of $150,000 per year.

•	Tier 2 is applicable to certain highly compensated employees below the executive staff level and provides 100% matching of every dollar the participant contributes into the Plan, up to 5% of earnings and/or incentive deferrals to a maximum of $15,000 per year.

•	Participants may contribute between 1% and 80% of their annual base salary and/or 1% to 80% of their annual cash incentive.

•	Company matching contributions become fully vested after three years of service with the Company.

•	Participants may choose from a variety of investment funds in which to allocate account balances. The investment choices offered to Non-Qualified Retirement Plan participants are similar to the investment choices offered under the Qualified Retirement Savings Plan and are set forth below.

2008
Fund Name	Performance

Vanguard 500 Index Fund Signal Shares	(36.97)%
Vanguard Explorer Fund	(40.40)%
Vanguard Mid-Cap Index Fund	(41.82)%
Vanguard Small-Cap Index Fund	(36.07)%
Vanguard U.S. Growth Fund	(37.82)%
Vanguard Windsor II Fund	(36.70)%
Vanguard International Growth Fund	(44.94)%
Vanguard Total International Stock Index Fund	(44.10)%
Vanguard Target Retirement 2050 Fund	(34.62)%
Vanguard Target Retirement 2045 Fund	(34.56)%
Vanguard Target Retirement 2040 Fund	(34.53)%
Vanguard Target Retirement 2035 Fund	(34.66)%
Vanguard Target Retirement 2030 Fund	(32.91)%
Vanguard Target Retirement 2025 Fund	(30.05)%
Vanguard Target Retirement 2020 Fund	(27.04)%
Vanguard Target Retirement 2015 Fund	(24.06)%
Vanguard Target Retirement 2010 Fund	(20.67)%
Vanguard Target Retirement 2005 Fund	(15.82)%
Vanguard Target Retirement Income Fund	(10.93)%
Vanguard Wellington Fund	(22.30)%
Vanguard Total Bond Market Index Fund Signal Shares	5.15%
Vanguard Retirement Savings Trust	4.28%
Small Cap Opp I	(36.51)%
Vanguard Prime Money Market(*)	2.80%

(*)	The Vanguard Prime Money Market fund is not available in the Qualified Retirement Savings Plan.

Each of our named executive officers except Mr. Chevrier is eligible to participate in the Qualified Retirement Savings Plan on the same basis as all other plan participants. Specific details regarding Company contributions for each of our named executive officers with respect to both the Qualified Retirement Savings Plan and the Non-Qualified Retirement Plan can be found in the Summary Compensation Table and the Non-Qualified Deferred Compensation Table details the benefits provided to our named executive officers under the Non-Qualified Retirement Plan.

Potential Payments Upon Termination or Change in Control

The tables below reflect the amount of compensation payable to each of the named executive officers in the event of termination of employment or change in control. In preparing the tables below, we assumed that the termination occurred on December 31, 2008.

Unless otherwise provided in an employment or severance agreement described below, our named executive officers are not entitled to compensation upon a change in control, a termination without cause, a termination by the executive for good reason, or a termination upon death or disability.

You can find information about the severance and other payments we made to Mr. Arnett in connection with his retirement below under the heading “Post Employment Benefits for Lonnie A. Arnett”.

Vincent R. Volpe Jr.

The following table shows the potential payments upon termination or a change in control for Mr. Volpe, our President and Chief Executive Officer. Under the terms of his employment agreement, if Mr. Volpe’s employment is terminated as a result of his death or disability, or by us without “Cause,” or if Mr. Volpe resigns for “Good Reason” and he provides proper notice and time for cure to the Company and such termination by us or resignation by him is not within two years of a change in control, Mr. Volpe will receive (a) a severance payment equal to twice his base salary, (b) the accrued but unpaid salary and accrued but unused vacation days through the date of termination, (c) the accrued but unpaid bonus earned for fiscal years prior to the fiscal year of termination, (d) two times bonus target in the year in which date of termination occurs or if target has not been established, the target bonus opportunity from the previous year, and (e) continued medical, dental, disability and life insurance coverage for Mr. Volpe and his eligible dependents two years following the date of termination. Mr. Volpe must execute a release of all claims arising out of his employment or termination as a condition to the receipt of the aforementioned payments.

If Mr. Volpe’s employment is terminated by the Company without Cause or by Mr. Volpe with Good Reason within two years following a change in control, subject to the execution of a release of claims, Mr. Volpe shall receive the benefits specified in the previous paragraph, except that the base salary payment will be three times his base salary, the target bonus payment will be three times the greater of his target bonus and the highest bonus paid to him in the last three years, and the insurance coverage will be provided for three years.

If Mr. Volpe’s employment is terminated by the Company for Cause or by Mr. Volpe without Good Reason, he is solely entitled to receive any earned but unpaid salary and payment for accrued but unused vacation days through the date of termination and any bonus previously earned but not yet paid for prior fiscal years.

If Mr. Volpe’s employment is terminated by the Company for Cause or by Mr. Volpe without Good Reason, the Company may elect to enforce a covenant not to compete for up to three years following the termination. If the Company elects to enforce the covenant not to compete and Mr. Volpe executes a release of claims, the Company will pay Mr. Volpe’s monthly salary, a monthly amount equal to one-twelfth of Mr. Volpe’s target bonus opportunity for the termination year, and will continue Mr. Volpe’s insurance coverage during the period that the non-compete restrictions remain in effect. If Mr. Volpe’s employment is terminated by the Company other than for Cause or by Mr. Volpe with Good Reason, the non-compete agreement automatically applies for two years following the termination without any obligation to provide additional consideration.

Mr. Volpe’s employment agreement also provides for a reduction in benefits or for gross-up payments under certain circumstances if compensation paid to Mr. Volpe would be subject to the excise a reduction in benefits or for tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or to additional tax under Section 409A of the Code.

“Cause” shall mean the occurrence of any of the following: (i) the material failure or refusal by Mr. Volpe to perform his duties in accordance with his employment agreement (including, without limitation, his inability to perform such duties as a result of alcohol or drug abuse, chronic alcoholism or drug addiction) or to devote substantially all of his business time, attention and energies to the performance of his duties in accordance with his employment agreement; (ii) any willful, intentional or grossly negligent act by Mr. Volpe having the effect of materially injuring the interest, business or prospects of the Company, or any of its subsidiaries or affiliates, or any divisions Mr. Volpe may manage; (iii) the material violation or material failure by Mr. Volpe to comply with the Company’s material published rules, regulations or policies, as in effect from time to time; (iv) Mr. Volpe’s conviction of a felony offense or conviction of a misdemeanor offense involving moral turpitude, fraud, theft or dishonesty; (v) any willful or intentional misappropriation or embezzlement of the property of the Company or any of its subsidiaries or affiliates (whether or not a misdemeanor or felony); or (vi) a material breach of any one or more of the covenants of his employment agreement; provided, however, that in the event that the Company decides to terminate Mr. Volpe’s employment pursuant to clauses (i), (iii) or (vi) of this definition of Cause, such termination shall only become effective if the Company first gives him written notice of such Cause, identifying in reasonable detail the manner in which the Company believes Cause to exist and indicates the steps required to cure such Cause, if curable, and if Mr. Volpe fails to substantially remedy or correct the same within 30 days of such notice.

“Good Reason” shall mean the occurrence of any of the following: (i) a material and adverse change to his title, duties or responsibilities, including his not being re-elected as a member of the Board; provided, however, that Mr. Volpe’s resignation from the Board shall not be deemed such a change; (ii) notice is given to Mr. Volpe by the Company within two years following a Change in Control that the term of his employment agreement will not be extended; (iii) the Company materially reduces the compensation or benefits to which Mr. Volpe is entitled under his employment agreement; (iv) any relocation of Mr. Volpe’s principal place of employment except to a location that is within fifty miles of either (a) Houston, Texas or (b) any location that Mr. Volpe has recommended to the Board as a location for the Company’s headquarters; (v) the Company fails to require any successor or assignee to all or substantially all of the business and/or assets of the Company (whether direct or indirect, by purchase of assets, merger, consolidation or otherwise) to assume and agree to perform the employment agreement on the same terms; (vi) a material breach of any one or more of the covenants of his employment agreement by the Company; or (vii) in the event of a change in control in which the Company’s securities cease to be publicly traded, the assignment to Mr. Volpe of any position (including status, offices, title and reporting requirements), authority, duties or responsibilities that are not (a) at or with the ultimate parent company of the entity surviving or resulting from such merger, consolidation or other business combination and (b) substantially similar to Mr. Volpe’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities during the 90 day period prior to the change in control; provided, however, that Mr. Volpe must provide the Company with written notice within 15 days following the first date on which he knows of the occurrence of an event or action constituting Good Reason and the Company shall have 30 days following receipt of such notice to cure such event or action.

Any restricted stock, restricted stock units, or other stock based awards outstanding as of (i) the date of a voluntary termination with Good Reason, (ii) the date of Mr. Volpe’s termination by reason of death or disability, (iii) the date that the Company terminates Mr. Volpe for any reason other than Cause, or (iv) upon a change in control shall become fully vested and any stock options outstanding as of such date and not then exercisable shall become fully exercisable as of such date and any restrictions imposed by the Company that are applicable to any shares of common stock granted to Mr. Volpe by the Company shall lapse as of such date. Stock options that become vested in accordance with the previous sentence shall remain exercisable until the first to occur of (a) one year after the date of termination or (b) the original expiration of the option.

To the extent Mr. Volpe is entitled to receive severance, he is subject to a provision in his employment agreement prohibiting him from competing with the Company. If Mr. Volpe’s employment is terminated by us for “Cause” or if Mr. Volpe resigns without “Good Reason,” we can elect to enforce a provision in his employment agreement prohibiting him from competing with us for a period of up to three years following such termination provided that we pay Mr. Volpe the following: (i) salary continuation payments at an annual rate equal to his Base Salary in effect as of the date of termination, payable monthly, (ii) a monthly amount equal to one-twelfth his target bonus opportunity for the year in which the date of termination occurs or if such target bonus opportunity has not yet been established as of the date of termination, the target bonus percentage opportunity for the prior year with respect to base salary for the year in which the date of termination occurs, and (iii) continued medical, dental, disability and life insurance coverage in the same manner as provided to Mr. Volpe and his eligible dependents immediately prior to such termination. See also the discussion of Mr. Volpe’s Amended and Restated Employment Agreement under “Compensation Discussion and Analysis — Employment Agreements and Arrangements — Vincent R. Volpe Jr.”

	Change in Control
	and Termination		Involuntary without		With Cause or
	Without Cause or	Change in Control	Cause or voluntary	Death or	Without Good
	With Good Reason	(No Termination)	with Good Reason	disability	Reason (1)

Cash severance (salary and bonus)	$7,125,000	$0	$3,300,000	$3,300,000	$0
Accelerated vesting of equity	$0	$455,717	$455,717	$455,717	$0
Tax gross-up	$2,992,014	$0	$0	$0	$0
Health care benefits, disability and life insurance coverage	$30,000	$0	$20,000	$20,000	$0
Total	$10,147,014	$455,717	$3,775,717	$3,775,717	$0

(1)	Amounts assume the Company does not elect to enforce the non-compete provision described above.

Mark E. Baldwin

At the time of his hire by the Company, and per the terms of his offer letter dated July 15, 2007, Mr. Baldwin is eligible for a cash severance payment equal to 18 months equivalent of base salary plus annual bonus at target upon a termination for any reason other than just cause. Assuming such a termination on December 31, 2008, Mr. Baldwin would have been entitled to $950,907 in cash severance under the terms of his offer letter. Mr. Baldwin’s offer letter also provides that the benefits for the Chief Financial Officer under a program being reviewed by the Compensation Committee upon a change in control will be no less than two years equivalent of salary and annual bonus.

Mark F. Mai

At the time of his hire by the Company, and per the terms of his offer letter dated August 27, 2007, Mr. Mai is eligible for a cash severance payment equal to one year’s equivalent of base salary plus annual bonus at target upon a termination for any reason other than just cause. Assuming such a termination on December 31, 2008, Mr. Mai would have been entitled $502,125 in cash severance. Mr. Mai’s offer letter also provides that the benefits for the Vice President and General Counsel under a program being reviewed by the Compensation Committee upon a change in control will be no less than one year’s equivalent of salary and annual bonus.

Post Employment Benefits for Lonnie A. Arnett

The table below shows the benefits approved by the Compensation Committee that Mr. Arnett received in connection with his retirement from the Company effective November 30, 2008, in recognition of his significant contributions to the Company as our Chief Accounting Officer:

2008 Annual Incentive Plan payment	$220,700
Accelerated vesting of 23,664 restricted shares	$530,073
Accelerated vesting of 19,269 stock options(1)	$217,750

Total	$968,523

(1)	Represents the FAS 123R value on the date of approval.

Director Compensation

In 2008, Directors who were employed by the Company did not receive compensation for service as a Director. Each non-employee Director received an annual cash retainer of $36,000 and $90,000 in restricted stock pursuant to the 2005 Directors Stock Incentive Plan, except Mr. Vettier who elected to defer 50% of his cash retainer and 100% of his restricted stock grant by accepting restricted stock units instead. We also paid independent directors a fee for acting as committee chairs ($15,000 for serving as Audit and Compensation Committee chair and $10,000 for serving as Nominating and Governance Committee chair). For each Board or applicable committee meeting our independent directors attended in person or telephonically, Directors earned a fee of $1,500. Our independent Directors may opt to receive shares of our common stock in lieu of cash. At the election of the Director, all fees and equity awards may be deferred, and as a result, the Director is entitled to an interest in the Company’s common stock. The 2008 Director grants vest 50% on the first anniversary of the grant date and 25% on each subsequent anniversary of the grant date.

In addition, the Company reimburses Directors for travel expenses incurred in connection with attending Board, committee and stockholder meetings and for other Company business related expenses. The Company will also reimburse Directors for Director education programs and seminars in accordance with Company policy.

The table below summarizes the compensation paid to our non-employee directors during 2008:

	Fees Earned or
Name	Paid in Cash ($)	Stock Awards ($)(1)	Total ($)

William E. Macaulay, Chairman(2)	43,500	126,702	170,202
Rita V. Foley(3)	52,500	59,320	111,820
Louis A. Raspino(4)	85,500	64,271	149,771
Philip R. Roth(5)	74,500	64,271	138,771
Michael L. Underwood(6)	79,500	64,271	143,771
Jean-Paul Vettier(7)	54,000	64,118	118,118
Joseph C. Winkler(8)	49,500	59,320	108,820

(1)	The amounts included in this column represent the dollar amounts of expense recognized for financial statement reporting purposes for 2008 related to stock awards to directors, computed in accordance with FAS 123R.

(2)	Mr. Macaulay was granted 3,475 shares of restricted stock on February 1, 2007, with a grant date fair value of $90,000, which we calculated using the closing price of our common stock on the date of grant. However, the Company determined that the 2005 Directors Stock Incentive Plan did not permit the grant of restricted shares to Mr. Macaulay as a result of an administrative error. Thus, as of December 31, 2007, Mr. Macaulay held a total of 150,000 shares of common stock and the right to receive 3,475 shares of restricted stock. On February 12, 2008, the Company nullified the 2007 grant of restricted stock and authorized a new issuance of 1,737 shares of common stock and 1,738 shares of restricted stock with Mr. Macaulay’s concurrence. These shares had a grant date fair value of $120,409. Mr. Macaulay was granted 2,598 shares of restricted stock on February 12, 2008, with a grant date fair value of $90,000, which we calculated using the closing price of our common stock on the date of grant. As of December 31, 2008, Mr. Macaulay held a total of 156,073 shares of outstanding common stock, including 4,336 shares of restricted stock.

(3)	Ms. Foley was granted 2,598 shares of restricted stock on February 12, 2008, with a grant date fair value of $90,000, which we calculated using the closing price of our common stock on the date of grant. As of December 31, 2008, Ms. Foley held a total of 3,905 shares of outstanding common stock, including 3,458 shares of restricted stock.

(4)	Mr. Raspino was granted 2,598 shares of restricted stock on February 12, 2008, with a grant date fair value of $90,000, which we calculated using the closing price of our common stock on the date of grant. As of December 31, 2008, Mr. Raspino held a total of 5,456 shares of outstanding common stock, including 4,336 shares of restricted stock, and also held 4,651 restricted stock units.

(5)	Mr. Roth was granted 2,598 shares of restricted stock on February 12, 2008, with a grant date fair value of $90,000, which we calculated using the closing price of our common stock on the date of grant. As of December 31, 2008, Mr. Roth held a total of 7,265 shares of outstanding common stock, including 4,336 shares of restricted stock.

(6)	Mr. Underwood was granted 2,598 shares of restricted stock on February 12, 2008, with a grant date fair value of $90,000, which we calculated using the closing price of our common stock on the date of grant. As of December 31, 2008, Mr. Underwood held a total of 8,129 shares of outstanding common stock, including 4,336 shares of restricted stock.

(7)	Mr. Vettier elected to defer 50% of his annual retainer of $36,000, or $18,000. Thus, he was entitled to a grant of restricted stock units for 519 shares of common stock reflecting a fair market value based on the closing price of our common stock on February 12, 2008. Mr. Vettier also deferred 100% of his equity award that would have had a grant date value of $90,000. Thus, Mr. Vettier was also entitled to restricted stock units representing 2,598 shares of common stock. As of December 31, 2008, Mr. Vettier rightfully held a total of 3,933 shares of outstanding common stock, including 1,738 shares of restricted stock and had a right to 3,117 restricted stock units as a result of the deferrals described above. He also held 2,598 shares of restricted stock which were mistakenly granted to him and which he forfeited in February 2009, at which time the Company granted him 3,117 restricted stock units it was obligated to grant to him as a result of his deferrals.

(8)	Mr. Winkler was granted 2,598 shares of restricted stock on February 12, 2008, with a grant date fair value of $90,000, which we calculated using the closing price of our common stock on the date of grant. As of December 31, 2008, Mr. Winkler held a total of 4,318 shares of outstanding common stock, including 3,458 shares of restricted stock.

Ownership Policy for Non-Employee Directors

To further align the interest of our Directors with our stockholders, the Board of Directors adopted a policy that requires each non-employee director of the Board to own a number of shares of stock (including restricted or unrestricted) at least equivalent to the number of shares of restricted stock granted such director for annual grants within the immediately past three years. The Director has until the fifth anniversary of such director’s election to the Board to satisfy the ownership requirement.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s proxy statement issued in connection with the 2009 Annual Meeting of Stockholders.

THE COMPENSATION COMMITTEE

Louis A. Raspino, Chairman
Jean-Paul Vettier
Rita V. Foley

Compensation Committee Interlocks and Insider Participation

Directors Raspino, Vettier and Foley were members of the Compensation Committee during 2008. The Compensation Committee determines the compensation of our President and Chief Executive Officer.

In 2008, none of DRC’s executive officers:

•	served as a member of the compensation committee (or committee performing a similar function, or in the absence of such committee, the board of directors) of another entity, one of whose executive officers served on DRC’s Compensation Committee or Board of Directors; or

•	served as a director of another entity, one of whose executive officers served on DRC’s Compensation Committee.

EQUITY COMPENSATION PLAN INFORMATION

Information regarding the securities authorized for issuance under our equity compensation plans is as follows:

	(a)	(b)	(c)
			Number of securities
			remaining available for
	Number of securities to be	Weighted-average	future issuance under
	issued upon exercise of	exercise price of	equity compensation plans
	outstanding options,	outstanding options,	(excluding securities reflected
Plan Category	warrants and rights	warrants and rights	in column(a))

Equity Compensation plans approved by security holders	2,085,167	$26.39	4,876,261
Equity Compensation plans not approved by security holders	0	0	0
Total	2,085,167	$26.39	4,876,261

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and accompanying footnotes show information regarding the beneficial ownership of our common stock as of March 18, 2009, by (i) each person who is known by us beneficially to own more than 5% of the outstanding common stock, (ii) each of our Directors (and Director nominees), (iii) each named executive officer and (iv) all directors and executive officers as a group. Unless otherwise indicated, the address of each person named in the table below is c/o Dresser-Rand Group Inc., West8 Tower, Suite 1000, 10205 Westheimer Road, Houston, Texas, 77042

	Shares Beneficially Owned
		Percent of
Name of Beneficial Owner	Number(1)	Common(2)

Iridian Asset Management LLC(3)	9,292,128	11.27
Federated Investors, Inc.(4)	9,083,983	11.02
ValueAct Capital(5)	4,393,200	5.33
Barclays(6)	4,135,973	5.02
FMR LLC(7)	4,039,740	4.90
William E. Macaulay(8)	161,168	*
Rita V. Foley(9)	8,376	*
Louis A. Raspino(10)	15,202	*
Philip R. Roth(11)	12,360	*
Michael L. Underwood(12)	11,749	*
Jean-Paul Vettier(13)	9,531	*
Vincent R. Volpe Jr.(14)	408,225	*
Joseph C. Winkler III(15)	6,694	*
Mark E. Baldwin(16)	46,080	*
Mark F. Mai(17)	45,477	*
Jean-Francois Chevrier	3,108	*
Raymond L. Carney Jr.(18)	6,696	*
Elizabeth C. Powers(19)	29,027	*
Lonnie A. Arnett(20)	112,727	*
Directors and executive officers as a group (19 persons)(21)	875,849	1.06

*	Less than 1% of outstanding common stock.

(1)	The number of shares beneficially owned by each entity or individual is determined under SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, each entity or individual is considered the beneficial owner of any shares as to which they have the sole or shared voting power or investment power. These persons are also deemed under the same rules to beneficially own any shares that they have the right to acquire as of March 18, 2009, or within 60 days from that date, through the exercise of stock options or other similar rights. The amounts shown also include, where applicable, shares of restricted stock. None of our directors or executive officers has pledged as security any of the shares they beneficially own. Unless otherwise indicated, each person has sole investment and voting power (or, under applicable marital property laws, shares these powers with his or her spouse) with respect to the shares shown in the table.

(2)	Ownership percentage is reported based on 82,416,689 shares of common stock outstanding on March 18, 2009, plus, as to the holder thereof only and no other person, the number of shares (if any) that the person has the right to acquire as of March 18, 2009, or within 60 days from that date through the exercise of stock options or other similar rights.

(3)	Reflects beneficial ownership of 9,292,128 shares of our common stock by Iridian Asset Management LLC (“Iridian”). This information was reported on a Schedule 13G/A filed with the SEC on February 4, 2009. Iridian has direct beneficial ownership of the shares of common stock in the accounts for which it serves as the investment adviser under its investment management agreements. BIAM (US) Inc., as the controlling member of Iridian, may be deemed to possess beneficial ownership of the shares of common stock beneficially owned by Iridian. BancIreland (US) Holdings, Inc. (“BancIreland”), as the sole shareholder of BIAM (US) Inc. may be deemed to possess beneficial ownership of the shares of common stock beneficially owned by BIAM (US) Inc. BIAM Holdings (“Holdings”), as the sole shareholder of BancIreland, may be deemed to possess beneficial ownership of the shares of common stock beneficially owned by BancIreland. The Governor & Company of the Bank of Ireland (“Bank of Ireland”), as the sole shareholder of Holdings, may be deemed to possess beneficial ownership of the shares of Common Stock beneficially owned by Holdings. All entities report the shared power to vote or direct the vote, and the shared power to dispose or direct the disposition, of 9,292,128 shares of common stock. The principal business address of Iridian is 276 Post Road West, Westport, CT 06880-4704. The principal business address of Bank of Ireland and Holdings is Head Office, Lower Baggot Street, Dublin 2, Ireland. The principal business address of BancIreland and BIAM (US) Inc. is Liberty Park #15, 282 Route 101, Amherst, NH 03110.

(4)	Reflects beneficial ownership of 9,083,983 shares of our common stock by Federated Investors, Inc. (“Federated”). This information was reported on a Schedule 13G/A filed by Federated with the SEC on February 12, 2009. Federated reports sole voting and dispositive power with respect to all such shares. Federated is the parent holding company of Federated Equity Management Company of Pennsylvania and Federated Global Investment Management Corp. (collectively, the “Investment Advisers”), which act as investment advisers to registered investment companies and separate accounts that own shares of our common stock. The Investment Advisers are wholly owned subsidiaries of FII Holdings, Inc., which is a wholly owned subsidiary of Federated. All of Federated’s outstanding voting stock is held in the Voting Shares Irrevocable Trust (the “Trust”) for which John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue act as trustees (collectively, the “Trustees”) and may be deemed to be beneficial owners of the 9,083,983 shares. The Trust and the Trustees report shared voting and investment power over the 9,083,983 shares. Federated, the Trust, and each of the Trustees expressly disclaim beneficial ownership of our common stock. The address of each filer is Federated Investors Tower, Pittsburgh, PA 15222-3779.

(5)	Reflects beneficial ownership, shared voting power and shared dispositive power of 3,675,970 shares of our common stock by ValueAct Capital Master Fund, L.P., which shares may also be deemed to be beneficially owned by VA Partners I, LLC, as its general partner. Also reflects beneficial ownership, shared voting power and shared dispositive power of 717,230 shares of our common stock by ValueAct Capital Master Fund III, L.P., which shares may also be deemed to be beneficially owned by VA Partners III, LLC, as its general partner. This information was reported on a Schedule 13D filed with the SEC on October 16, 2008. Each of ValueAct Capital Management, L.P. (as manager of each of ValueAct Capital Master Fund, L.P. and

ValueAct Capital Master Fund III, L.P.), ValueAct Capital Management LLC (as general partner of Value Act Capital Management, L.P.), ValueAct Holdings, L.P. (as sole owner of (i) the limited partnership interests of ValueAct Capital Management, L.P. and (ii) the membership interests of ValueAct Capital Management, LLC and as the majority owner of the membership interests of VA Partners I, LLC and VA Partners III, LLC), and ValueAct Holdings GP, LLC (as general partner to ValueAct Holdings, L.P.) may each be deemed the beneficial owner of an aggregate of 4,393,200 shares of common stock with shared voting power and shared dispositive power with respect to all shares. The address of each filer is 435 Pacific Avenue, Fourth Floor, San Francisco, CA 94133.

(6)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 5, 2009, reporting beneficial ownership as of December 31, 2008 by Barclays Global Investors, N.A., (sole voting power with respect to 2,573,155 shares and sole dispositive power with respect to 3,160,884 shares), Barclays Global Fund Advisors (sole voting and dispositive power with respect to 887,894 shares), Barclays Global Investors, Ltd. (sole voting power with respect to 14,802 shares and sole dispositive power with respect to 20,864 shares), Barclays Global Investors Japan Limited (sole voting and dispositive power with respect to 35,986 shares), Barclays Global Investors Canada Limited (sole voting and dispositive power with respect to 24,279 shares), and Barclays Global Investors Australia Limited (sole voting and dispositive power with respect to 6,066 shares). These entities report that collectively they are the beneficial owners of 4,135,973 shares of our common stock.

(7)	Reflects beneficial ownership of 4,039,740 shares of our common stock by FMR LLC (“FMR”). This information was reported on a Schedule 13G/A filed with the SEC on February 17, 2009. The Schedule 13G/A indicates that FMR has sole voting power over 396,320 shares and sole dispositive power over 4,039,740 shares. Fidelity Management & Research Company (“Fidelity”) is a wholly-owned subsidiary of FMR and a registered investment adviser. The Schedule 13G/A indicates that Fidelity is the beneficial owner of 3,643,420 shares. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, each have the sole power to dispose of the shares beneficially owned by Fidelity. Members of the family of Edward C. Johnson 3d own Series B voting common shares of FMR representing 49% of the voting power of FMR LLC. Voting power with respect to the shares beneficially owned by Fidelity resides with the respective Boards of Trustees of the funds that own such shares. Fidelity International Limited (“FIL”) and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. The Schedule 13G/A indicates that FIL is the beneficial owner of 396,320 shares. Partnerships controlled predominantly by members of the family of Edward C. Johnson 3d, Chairman of FMR and FIL, or trusts for their benefit, own shares of FIL voting stock with the right to cast approximately 47% of the total votes which may be cast by all holders of FIL voting stock. FMR and FIL are separate and independent corporate entities, and their Boards of Directors are generally composed of different individuals. The address of FMR and Fidelity is 82 Devonshire Street, Boston, MA 02109. The address of FIL is Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda.

(8)	Includes beneficial ownership of 7,263 shares of unvested restricted stock.

(9)	Includes beneficial ownership of 6,824 shares of unvested restricted stock.

(10)	Includes beneficial ownership of 7,263 shares of unvested restricted stock and 4,651 vested restricted stock units.

(11)	Includes beneficial ownership of 7,263 shares of unvested restricted stock.

(12)	Includes beneficial ownership of 5,095 shares of unvested restricted stock.

(13)	Includes beneficial ownership of 3,416 shares of unvested restricted stock and 3,132 vested restricted stock units.

(14)	Includes beneficial ownership of 110,503 shares of unvested restricted stock and 113,655 shares subject to options that are exercisable as of March 18, 2009 or within 60 days from that date.

(15)	Includes beneficial ownership of 1,729 shares of unvested restricted stock and 2,376 vested restricted stock units.

(16)	Includes beneficial ownership of 27,384 shares of unvested restricted stock and 15,879 shares subject to options that are exercisable as of March 18, 2009 or within 60 days from that date.

(17)	Includes beneficial ownership of 17,955 shares of unvested restricted stock and 18,187 shares subject to options that are exercisable as of March 18, 2009 or within 60 days from that date.

(18)	Includes beneficial ownership of 6,696 shares of unvested restricted stock.

(19)	Includes beneficial ownership of 13,844 shares of unvested restricted stock and 11,902 shares subject to options that are exercisable as of March 18, 2009 or within 60 days from that date.

(20)	Includes 68,673 shares subject to options exercisable as of March 18, 2009 or within 60 days from that date.

(21)	Includes beneficial ownership of 271,782 shares of unvested restricted stock, 199,758 shares subject to options that are exercisable as of March 18, 2009 or within 60 days from that date, and 10,159 vested restricted stock units exercisable as of March 18, 2009 or within 60 days from that date.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires DRC’s directors and executive officers, and persons who beneficially own more than ten percent (10%) of a registered class of DRC’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of DRC’s equity securities. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish DRC with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, DRC believes that all reporting requirements under Section 16(a) for the fiscal year ended December 31, 2008, were met in a timely manner by its directors, executive officers, and greater than ten percent (10%) beneficial owners.

CERTAIN RELATED PARTY TRANSACTIONS

Review and Approval of Related Party Transactions

The Board has adopted a written policy for approval of transactions between the Company and its directors, director nominees, executive officers, greater-than-5% beneficial owners, and their respective immediate family members (each a “Related Party”), where the amount involved in the transaction exceeds or is expected to exceed $100,000 in any calendar year.

The policy provides that the Nominating and Governance Committee reviews certain transactions subject to the policy and determines whether or not to approve or ratify those transactions. In doing so, the Committee takes into account, among other factors it deems appropriate, whether the transaction is on terms that are no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Party’s interest in the transaction. In addition, the Board has delegated authority to the Chair of the Committee to pre-approve or ratify transactions where the aggregate amount involved is expected to be less than $250,000. A summary of any new transactions pre-approved by the Chair is provided to the full Committee for its review in connection with each regularly scheduled Committee meeting.

The Committee has considered and adopted standing pre-approvals under the policy for limited transactions with a Related Party. Pre-approved transactions include:

•	Employment of executive officers. Any employment by the Company of an executive officer of the Company if the related compensation is required to be reported in the Company’s proxy statement under Item 402 of the SEC’s compensation disclosure requirements (generally applicable to “named executive officers”).

•	Director compensation. Any compensation paid to a director if the compensation is required to be reported in the Company’s proxy statement under Item 402 of the SEC’s compensation disclosure requirements;

•	Certain transactions with other companies. Any transaction with another company at which a Related Party’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $100,000, or 2 percent of that company’s total annual revenues.

•	Certain Company charitable contributions. Any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a Related Party’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $100,000, or 2 percent of the charitable organization’s total annual receipts.

•	Transactions where all stockholders receive proportional benefits. Any transaction where the Related Party’s interest arises solely from the ownership of the Company’s common stock and all holders of the Company’s common stock received the same benefit on a pro rata basis (e.g. dividends).

•	Transactions involving competitive bids. Any transaction involving a Related Party where the rates or charges involved are determined by competitive bids.

•	Regulated transactions. Any transaction with a Related Party involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

•	Indemnification. Any transaction in which a Related Party is being indemnified by the Company or the Company is advancing expenses pursuant to an Indemnification Agreement, the Company’s By-Laws or Certificate of Incorporation.

A summary of new transactions covered by the standing pre-approvals described above is provided to the Committee for its review in connection with each regularly scheduled meeting of the Committee.

This written policy was adopted subsequent to the date of each of the related party transactions described herein, but all of the related party transactions described herein have been approved by the Company’s Board of Directors under the Company’s related party transaction approval policies in effect at the times such transactions were entered into.

Related Party Transactions

Amended and Restated Limited Liability Company Agreement of Dresser-Rand Holdings, LLC

In connection with our acquisition by funds affiliated with First Reserve, Dresser-Rand Holdings, LLC, our prior indirect parent, amended and restated its limited liability company agreement, governing, among other things, the terms under which senior management acquired common units and profit units in Dresser-Rand Holdings, LLC. The material terms of the Holdings LLC Agreement are summarized below.

Dresser-Rand Holdings, LLC Membership Interests

Pursuant to an agreement reached with management prior to the acquisition, certain members of management were offered the opportunity in October 2004 to acquire common units in Dresser-Rand Holdings, LLC at the same price paid per unit by the funds affiliated with First Reserve in connection with the acquisition. Executives who purchased common units were also issued profit units in Dresser-Rand Holdings, LLC, which permitted them to indirectly share in appreciation in the value of our shares. After a period of several weeks to evaluate the offer, certain of our executive officers, including our Chief Executive Officer and certain of our other named executive officers, availed themselves of this opportunity in November 2004. Our Directors were not offered the opportunity to acquire common units or profit units in Dresser-Rand Holdings, LLC. The terms of the plan, which we refer to as the DRH LLC Equity Program, are set forth in the Amended and Restated Limited Liability Company Agreement of Dresser-Rand Holdings, LLC, which we refer to as the Holdings LLC Agreement. Under the terms of the Holdings LLC Agreement, management members whose capital contribution exceeded $100,000 are subject to a provision not to compete with us during the period for which they provide services to us and for a period of two years thereafter. The following contains a summary of the material terms of the Holdings LLC Agreement.

The only asset of Dresser-Rand Holdings, LLC was its ownership, through D-R Interholding, LLC, of our shares. The Holdings LLC Agreement permitted the grant of the right to purchase common units to members of Dresser-Rand Holdings, LLC and the grant of profit units, consisting of one initial tranche of service units and five initial tranches of exit units, to certain management members who owned common units. In October and November 2004, First Reserve, through its affiliated funds, and certain other members purchased 100,609,829 common units for an aggregate purchase price of $435.8 million. Messrs. Volpe and Chevrier purchased 461,892 and 60,000 common units, respectively, in November 2004. In November 2004, Dresser-Rand Holdings, LLC issued 7,975,000 profit units to management members, with Messrs. Volpe and Chevrier receiving 4,000,000 and 400,000, respectively, of such profit units. During 2005, three additional management members became members of Dresser-Rand Holdings, LLC and purchased 303,735 common units for an aggregate purchase price of $1.3 million. These management members were also issued a total of 1,000,000 profit units. The proceeds of all common unit issuances were used to acquire DRC common stock through D-R Interholding, LLC. In March 2007, Dresser-Rand Holdings, LLC sold its remaining shares of DRC for net proceeds of $309.8 million. Affiliates of First Reserve received approximately $280.1 million, and the management members of Dresser-Rand Holdings, LLC received approximately $29.7 million in the aggregate, with Messrs. Volpe and Chevrier receiving approximately $12,590,000 and $1,298,000, respectively. Such amounts include the cash compensation attributed to exit units and service units which is disclosed as part of “All Other Compensation” in the Summary Compensation Table for 2007 and 2006.

All such payments to management were from the proceeds of stock sales by Dresser-Rand Holdings, LLC, which was effected through D-R Interholding, LLC, neither of which were consolidated in our financial statements. Though management received no payment from DRC in connection with these offerings, DRC recorded in 2007 a pre-tax and after-tax, non-cash compensation expense in connection with the service units, and an increase in paid-in capital approximately equal to the fair value of such service units at the grant date to the extent expensed in 2007. Neither cash nor total stockholders’ equity was impacted.

Polestar Group Inc. Agreements

In connection with DRC’s global singular process project, DRC entered into written agreements with Polestar Group Inc. (“Polestar”), an entity in which Honor Guiney, DRC’s former Vice President, Global Singular Processes, is the sole stockholder. Pursuant to these agreements, Polestar provides project management resources to DRC. During 2008, DRC paid Polestar approximately $4.1 million for services provided by Polestar pursuant to these agreements. DRC believes that the agreements with Polestar were all on terms at least favorable to DRC as if negotiated on an arm’s-length basis with unrelated third parties.

HOUSEHOLDING OF PROXY MATERIALS

In an effort to reduce printing costs and postage fees, we have adopted a practice called “householding.” Under this practice, stockholders who have the same address and last name and do not participate in email delivery of proxy materials will receive only one Notice of Internet Availability of Proxy Materials unless one or more of these people notifies us that he or she wishes to continue to receive individual copies.

If you share an address with another stockholder and receive only one Notice of Internet Availability of Proxy Materials and would like to request a separate copy for this year’s annual meeting or for any future meetings, please: (1) call our Investor Relations department at 713-973-5497; (2) send an email message to Blaise Derrico at bderrico@dresser-rand.com; or (3) mail your request to Dresser-Rand Group Inc., West8 Tower, Suite 1000, 10205 Westheimer Road, Houston, Texas 77042, Attn: Investor Relations. Additional copies of the notice will be sent promptly after receipt of your request. Similarly, you may also contact us through any of these methods if you receive multiple copies of the notice and would prefer to receive a single copy in the future.

STOCKHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING

From time to time, stockholders present proposals that may be proper subjects for inclusion in the proxy statement and for consideration at an annual meeting. To be included in the proxy statement for the 2010 Annual Meeting, DRC must receive proposals no later than November 30, 2009. Proposals for inclusion in the proxy statement must comply with the Exchange Act, including Rule 14a-8, as well as with our bylaws.

Pursuant to DRC’s bylaws, stockholders may present proposals that are proper subjects for consideration at an annual meeting. DRC’s bylaws require all stockholders who intend to make proposals at an annual stockholders meeting to submit their proposals to DRC no later than the close of business on the 90th day prior to nor earlier than the close of business on the 120th day prior to the anniversary date of the date on which DRC first mailed its proxy materials for the previous year’s annual meeting. To be eligible for consideration at the 2010 Annual Meeting, proposals that have not been submitted by the deadline for inclusion in the proxy statement must be received by DRC between November 30, 2009 and December 30, 2009. In the event the date of the 2010 Annual Meeting is changed by more than 30 days from the date of the 2009 Annual Meeting, stockholder notice must be received not earlier than the close of business on the 120th day prior to the 2010 Annual Meeting no later than the close of business on the later of the 90th day prior to the 2010 Annual Meeting or the tenth day following the day on which public announcement of the date of the 2010 Annual Meeting is first made. However, if the number of directors to be elected to the Board of Directors is increased and there is no public announcement by DRC naming all of the nominees for director or specifying the size of the increased Board of Directors at least 100 days prior to the anniversary of the mailing of proxy materials for the prior year’s annual meeting of stockholders, then a stockholder proposal only with respect to nominees for any new positions created by such increase must be received by the Secretary of DRC by the close of business on the 10th day following such public announcement. These provisions are intended to allow all stockholders to have an opportunity to consider business expected to be raised at the Annual Meeting.

ANNUAL REPORT ON FORM 10-K

DRC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, will be provided upon written request by any stockholder at no cost. The request should be submitted to DRC, c/o Mark F. Mai, West8 Tower, Suite 1000, 10205 Westheimer Road, Houston, Texas 77042. The exhibits to the Annual Report on Form 10-K are available upon payment of charges that approximate our cost of reproduction.

You can also obtain a copy of our Annual Report on Form 10-K, as well as other filings we make with the SEC, on our website at www.dresser-rand.com or on the SEC’s website at www.sec.gov.

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It is important that your shares be represented at the meeting, regardless of the number of shares that you hold. YOU, THEREFORE, ARE URGED TO VOTE PROMPTLY. Stockholders who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

Vice President, General Counsel and Secretary

March 30, 2009
Houston, Texas

VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery DRESSER-RAND GROUP INC. of information up until 11:59 P.M. Eastern Time the day before the cut-off date ATTN: KELLI MOWRY or meeting date. Have your proxy card in hand when you access the web site 10205 WESTHEIMER, SUITE 1000 and follow the instructions to obtain your records and to create an electronic HOUSTON, TX 77042 voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M12152 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY DRESSER-RAND GROUP INC. The Board of Directors unanimously recommends a vote “FOR” proposal 1 and a vote “FOR” proposal 2: 1. For All To withhold authority to vote for any individual Election of Directors Nominees: For All Withhold All Except number(s) of the nominee(s) on the line below. nominee(s), mark “For All Except” and write the 01 William E. Macaulay 05 Philip R. Roth 02 Vincent R. Volpe Jr. 06 Michael L. Underwood 03 Rita V. Foley 07 Jean-Paul Vettier 0 0 0 04 Louis A. Raspino 08 Joseph C. Winkler III For Against Abstain 2. Ratify appointment of PricewaterhouseCoopers LLP as DRC’s Independent Registered Public Accountants for the fiscal year 0 0 0 ending December 31, 2009. If no specific instructions are given with regard to the matters to be voted upon, the shares represented by this properly executed proxy card will be voted “FOR” Items 1 and 2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. For address changes and/or comments, please check this box 0 and write them on the back where indicated. Yes No Please indicate if you plan to attend this meeting. 0 0 Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. M12153 ANNUAL MEETING OF STOCKHOLDERS MAY 12, 2009 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF DRESSER-RAND GROUP INC. The stockholder(s) hereby authorize(s) and appoint(s) Vincent R. Volpe Jr., Mark E. Baldwin and Mark F. Mai, and each of them, as the proxies of the stockholder(s), with power of substitution in each, to vote all shares of Common Stock, par value $.01 per share, of Dresser-Rand Group Inc. held of record on March 18, 2009, by the stockholder(s) as designated on the reverse side of this proxy card at the Annual Meeting of Stockholders to be held at the offices of the Company at West 8 Tower, Suite 1000, 10205 Westheimer, Houston, Texas, 77042, on May 12, 2009, at 9:30 a.m. (CDT) and at any adjournment thereof on all matters that may properly come before such meeting. Address Changes/Comments: ___(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued, and to be marked, dated and signed on reverse side)